                            SHARE PURCHASE AGREEMENT

                                  by and among

                          WENDY'S INTERNATIONAL, INC.,

                              1149658 ONTARIO INC.,

                               632687 ALBERTA LTD.

                                       and

                                 RONALD V. JOYCE

                                   dated as of

                                October 31, 1995




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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE 1  EXCHANGE OF SHARES; ESCROW; AMALGAMATION. . . . . . . . . . .  1
     1.1   Exchange of Shares; Payment of Company Obligations. . . . . .  1
     1.2   Deliveries at Closing . . . . . . . . . . . . . . . . . . . .  2
     1.3   Section 85 - Election.. . . . . . . . . . . . . . . . . . . .  2
     1.4   Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . .  2
     1.5   Place of Closing. . . . . . . . . . . . . . . . . . . . . . .  2
     1.6   Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . .  2
     1.7   Amalgamation. . . . . . . . . . . . . . . . . . . . . . . . .  3
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER. . .  3
     2.1   Organization. . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.2   Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  4
     2.3   Authority Relative to This Agreement. . . . . . . . . . . . .  5
     2.4   Consents and Approvals;  No Violation . . . . . . . . . . . .  5
     2.5   Financial Statements. . . . . . . . . . . . . . . . . . . . .  6
     2.6   Absence of Certain Changes. . . . . . . . . . . . . . . . . .  6
     2.7   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.8   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . 12
     2.9   Employment-Related Matters. . . . . . . . . . . . . . . . . . 14
     2.10  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.11  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 16
     2.12  Franchisees; Franchise Agreements . . . . . . . . . . . . . . 17


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                                                                        Page
                                                                        ----

     2.13  Contracts and Commitments . . . . . . . . . . . . . . . . . . 21
     2.14  Assets other than Real Property . . . . . . . . . . . . . . . 23
     2.15  Real Property . . . . . . . . . . . . . . . . . . . . . . . . 23
     2.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.17  Intellectual Property . . . . . . . . . . . . . . . . . . . . 26
     2.18  Books and Records . . . . . . . . . . . . . . . . . . . . . . 28
     2.19  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     2.20  Compliance with Law . . . . . . . . . . . . . . . . . . . . . 29
     2.21  Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     2.22  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . 29
     2.23  Environmental . . . . . . . . . . . . . . . . . . . . . . . . 29
     2.24  Banking Relationships . . . . . . . . . . . . . . . . . . . . 31
     2.25  Investment Representations. . . . . . . . . . . . . . . . . . 31
     2.26  Security Interests. . . . . . . . . . . . . . . . . . . . . . 32
     2.27  Ontario or Alberta Securities Act . . . . . . . . . . . . . . 33
     2.28  Advertising and Marketing Matters . . . . . . . . . . . . . . 33
     2.29  Company Disclosure Schedule . . . . . . . . . . . . . . . . . 33
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF WENDY'S . . . . . . . . . . 33
     3.1   Organization. . . . . . . . . . . . . . . . . . . . . . . . . 34
     3.2   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 34
     3.3   Authority Relative to This Agreement. . . . . . . . . . . . . 34
     3.4   Consents and Approvals; No Violation. . . . . . . . . . . . . 35
     3.5   SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . 35


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                                                                        Page
                                                                        ----

     3.6   Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     3.7   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . 36
     3.8   Wendy's Disclosure Schedule . . . . . . . . . . . . . . . . . 36
ARTICLE 4  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     4.1   Conduct of Business . . . . . . . . . . . . . . . . . . . . . 36
     4.2   No Solicitation, etc. . . . . . . . . . . . . . . . . . . . . 37
     4.3   Transfer Requirements . . . . . . . . . . . . . . . . . . . . 37
     4.4   Due Diligence; Access to Information. . . . . . . . . . . . . 38
     4.5   Environmental Due Diligence . . . . . . . . . . . . . . . . . 39
     4.6   Regulatory and Other Approvals. . . . . . . . . . . . . . . . 41
     4.7   Public Announcements. . . . . . . . . . . . . . . . . . . . . 41
     4.8   Notification of Certain Matters . . . . . . . . . . . . . . . 41
     4.9   Certain Assets. . . . . . . . . . . . . . . . . . . . . . . . 42
     4.10  Resignation of Directors. . . . . . . . . . . . . . . . . . . 42
     4.11  Employment Agreement; Board Representation. . . . . . . . . . 42
     4.12  Subsequent Financial Statements . . . . . . . . . . . . . . . 43
     4.13  Reservation by Wendy's of Wendy's Common Shares . . . . . . . 43
     4.14  Transaction Agreements. . . . . . . . . . . . . . . . . . . . 43
     4.15  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . 43
     4.16  Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     4.17  Co-operation. . . . . . . . . . . . . . . . . . . . . . . . . 43
     4.18  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     4.19  Books and Records . . . . . . . . . . . . . . . . . . . . . . 44


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                                                                        Page
                                                                        ----

     4.20  Amalgamation. . . . . . . . . . . . . . . . . . . . . . . . . 44
     4.21  Execution of Certain Documents. . . . . . . . . . . . . . . . 44
     4.22  Disclosure of Reports . . . . . . . . . . . . . . . . . . . . 44
     4.23  Seller's SEC Filings. . . . . . . . . . . . . . . . . . . . . 44
     4.24  Conduct of Wendy's Business . . . . . . . . . . . . . . . . . 45
     4.25  Canadian Tax Status . . . . . . . . . . . . . . . . . . . . . 45
     4.26  Employer Health Tax . . . . . . . . . . . . . . . . . . . . . 45
     4.27  Company Disclosure Schedule . . . . . . . . . . . . . . . . . 45
     4.28  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . 46
ARTICLE 5  CONDITIONS TO CONSUMMATION OF TRANSACTIONS. . . . . . . . . . 46
     5.1   Conditions to Each Party's Obligation to Consummate
           Transactions. . . . . . . . . . . . . . . . . . . . . . . . . 46
     5.2   Additional Conditions to Obligations of Wendy's and Newco to
           Consummate Transactions . . . . . . . . . . . . . . . . . . . 48
     5.3   Additional Conditions to the Obligation of Seller and the
           Company to Consummate Transactions. . . . . . . . . . . . . . 51
ARTICLE 6  TERMINATION; AMENDMENTS; WAIVER . . . . . . . . . . . . . . . 53
     6.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . 53
     6.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . 54
ARTICLE 7  SURVIVAL OF REPRESENTATIONS, WARRANTIES
           AND AGREEMENTS; INDEMNITY . . . . . . . . . . . . . . . . . . 55
     7.1   Survival of Representations, Warranties and Agreements. . . . 55
     7.2   Agreement to Indemnify. . . . . . . . . . . . . . . . . . . . 55
     7.3   Limitation of Seller's Liability. . . . . . . . . . . . . . . 57
     7.4   Limitation of Wendy's and Newco's Liability . . . . . . . . . 57


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                                                                        Page
                                                                        ----

     7.5   Process of Indemnification for Wendy's Claims . . . . . . . . 58
     7.6   Process of Indemnification for Seller Claims. . . . . . . . . 59
ARTICLE 8  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 60
     8.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 60
     8.2   Shareholder Rights Agreement. . . . . . . . . . . . . . . . . 71
     8.3   Entire Agreement; Assignment. . . . . . . . . . . . . . . . . 71
     8.4   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.5   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.6   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . 72
     8.7   Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.8   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 74
     8.10  Descriptive Headings. . . . . . . . . . . . . . . . . . . . . 74
     8.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 74
     8.12  Parties in Interest . . . . . . . . . . . . . . . . . . . . . 74
     8.13  Specific Performance. . . . . . . . . . . . . . . . . . . . . 74
     8.14  Time of the Essence . . . . . . . . . . . . . . . . . . . . . 74


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

Schedule 4.4(a)   Litigation
Schedule 4.9(a)   Assets
Schedule 4.9(b)   Properties
Schedule 4.26(a)  Employer Health Tax

EXHIBIT A         Terms of Exchangeable Shares
EXHIBIT B         Escrow Agreement
EXHIBIT C         Trust Agreement
EXHIBIT D         Guaranty
EXHIBIT E         Subscription Agreement
EXHIBIT F         Support Agreement
EXHIBIT G         Share Exchange Agreement
EXHIBIT H         Employment Agreement
EXHIBIT I         Registration Rights Agreement
EXHIBIT J         Opinion Matters of Counsel to Seller and the Company
EXHIBIT K         Opinion Matters of Canadian Counsel to Wendy's and Newco
EXHIBIT L         Opinion Matters of United States Counsel to Wendy's and Newco


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

                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT, dated as of October 31, 1995 (this "Agreement"), by and among WENDY'S INTERNATIONAL, INC., an Ohio corporation ("Wendy's"), 1149658 ONTARIO INC., an Ontario corporation ("Newco"), 632687 ALBERTA LTD., an Alberta corporation (the "Company"), and RONALD V. JOYCE ("Seller").

     WHEREAS, Seller and the respective Boards of Directors of Wendy's, Newco and the Company deem it desirable and in their best interests to consummate the transactions contemplated by this Agreement; and

     WHEREAS, for accounting purposes, it is intended that the transactions contemplated hereby shall be accounted for as a pooling of interests under U.S. GAAP.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                    EXCHANGE OF SHARES; ESCROW; AMALGAMATION

     1.1 EXCHANGE OF SHARES; PAYMENT OF COMPANY OBLIGATIONS. (a) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of Wendy's and Newco set forth herein and in consideration of the issuance of the Exchangeable Shares pursuant to Section 1.1(b), at the Closing Seller shall sell, assign, transfer and deliver all of the outstanding Company Common Shares to Newco, and Newco shall purchase such Company Common Shares from Seller, free and clear of all Liens.

          (b) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of Seller and the Company set forth herein and in consideration of the sale, transfer, assignment and delivery of the Company Common Shares, at the Closing Newco shall issue to Seller an aggregate of 16,450,000 Exchangeable Shares (the "Share Consideration"). The Exchangeable Shares shall have the rights and preferences described in Exhibit A hereto.

          (c) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of Seller and the Company set forth herein, on the later of (i) the Closing Date and (ii) (A) the dates specified by the terms of the respective debt obligations or (B) if no dates are specified, consistent with past practice, Wendy's shall cause to be paid to Seller or the Employee Incentive Plan, as the case may be, the amounts to be set forth under the heading "due to a director" in the footnotes to the consolidated financial statements of TDL as at December 31, 1995, plus interest through the date of payment; provided that the amounts to be paid under this Section 1.1(c) shall be calculated and paid on a basis consistent with past practice, subject to adjustment within 30 days after the audited financial statements of TDL have been delivered to Seller, Wendy's and Newco; and provided further that in no event shall Wendy's be obligated under this Section 1.1(c) to cause to be paid to Seller and the Employee Incentive Plan an amount in excess of Cdn. $125,000,000, in the aggregate.

     1.2 DELIVERIES AT CLOSING. (a) At the Closing, Seller shall deliver to Newco a certificate or certificates registered in the name of Seller representing all Company Common Shares, each such certificate to be duly endorsed in blank or accompanied by a stock power duly endorsed in blank.

          (b) In consideration of the delivery of the Company Common Shares, at the Closing Newco shall issue and deliver to Seller a certificate or certificates, each of which is registered in the name of Seller, representing the number of Exchangeable Shares equal to the Share Consideration.

     1.3 SECTION 85 - ELECTION. Seller and Newco agree to file jointly on a timely basis an election in prescribed form under the provisions of subsection 85(1) of the Income Tax Act (Canada) and any corresponding election under any applicable provincial statute in respect of the purchase and sale of the Company Common Shares whereby Seller and Newco agree that the proceeds of disposition of the Company Common Shares shall be such amount as Seller may designate which amount shall be deemed to be the proceeds of disposition to Seller of the Company Common Shares and the cost to Newco thereof for the purposes of the Income Tax Act (Canada) and for the purposes of such provincial legislation.

     1.4 TRANSFER TAXES. Seller shall pay any and all sales, documentary, use, filing, transfer, goods and services and other taxes payable as a result of the transfer of the Company Common Shares to Newco.

     1.5 PLACE OF CLOSING. The execution and delivery of the documents required to effectuate the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Lang Michener, 181 Bay Street, Toronto, Ontario, or at such other place as the parties may agree.

     1.6 ESCROW AGREEMENT. Subject to Section 4.27(b) hereof, at the Closing Seller shall deliver to a Canadian bank or trust company to be agreed upon by Seller and Wendy's, as escrow agent (the "Escrow Agent"), certificates representing 411,250 Exchangeable Shares (the "Escrow Fund"), endorsed in blank by Seller, to be held by the


                                        2

Escrow Agent in order to provide for Seller's indemnification obligations pursuant to Article 7 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit B hereto.

     1.7 AMALGAMATION. It is contemplated that Newco and the Company will be amalgamated following the Closing. Prior to the Closing, Seller shall cause the Company to be continued under the laws of Ontario. Immediately following the Closing, Seller and Wendy's agree to take all actions required to cause Newco and the Company to be amalgamated under the laws of Ontario with the articles of the amalgamated entity being in all material respects the same as the articles of Newco as in effect immediately prior to such amalgamation.


                                    ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

          Each of Seller and the Company, jointly and severally, represents and warrants to Wendy's and Newco as of the date of this Agreement and, except as otherwise provided, as of the Closing Date as follows:

     2.1 ORGANIZATION. (a) Other than Meadowlands of Ancaster (Partnership), T.H.A. Inc., 467052 Ontario Limited and 2844-2544 Quebec, Inc. (collectively, the "Affiliated Entities"), each of the Company and the corporations, partnerships and other business organizations and entities in which the Company has a direct or indirect interest, all of which are listed in Section 2.1(a) of the Company Disclosure Schedule (such corporations, partnerships and other business organizations, other than the Affiliated Entities, collectively, the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and capacity to own, lease and operate its properties and to carry on its Business as it is now being conducted.
Except as disclosed in Section 2.1(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is duly registered, qualified or licensed as an extra-provincial or foreign corporation or other business organization, and is up-to-date in the filing of all corporate and similar returns, under the laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Section 2.1(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization, as the case may be, the jurisdictions of qualification or license and the capitalization of each Company Subsidiary. On or before the Delivery Date, Wendy's or Wendy's solicitors will receive from the Company true and complete copies of the articles of incorporation, partnership agreement (or similar document) and by-laws (or similar document) of the Company and each of the Company Subsidiaries as currently in effect. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule and except for the Affiliated Entities, neither


                                        3
the Company nor any Company Subsidiary owns directly or indirectly, any shares or other equity interests, or securities in any corporation, partnership, other business organization, entity, enterprise or joint venture.

          (b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, there are no partnership agreements, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the shares of the Company or any shares, partnership interests or other equity interests of the Company Subsidiaries. Copies of all of such partnership agreements, voting trusts and other agreements or understandings listed in Section 2.1(b) of the Company Disclosure Schedule will be delivered to Wendy's or Wendy's solicitors on or before the Delivery Date. Except as disclosed in Section 2.1(b) of the Company Disclosure Schedule, all of such partnership agreements, voting trusts, other agreements or understandings are valid and binding and in full force and effect and no event has occurred with respect to any such partnership agreement, voting trust, other agreement or understanding that, with or without notice or lapse of time, or both, would constitute a breach or default by any party thereto or give rise to any right of termination of any such voting trust, other agreement or understanding.

          (c) True and complete copies of the minute books of the Company and the Company Subsidiaries will be provided to Wendy's or its solicitors on or before the Delivery Date. Such minute books contain all minutes of all meetings (or actions in lieu thereof) of the board of directors (and each committee thereof) and the partners or shareholders of the Company and the Company Subsidiaries.

     2.2 CAPITALIZATION. The authorized capital of the Company consists of an unlimited number of Company Common Shares of which, as of the date hereof, 1,000,707 shares are issued and outstanding. All such Company Common Shares are held of record and beneficially by Seller free and clear of all Liens. All issued and outstanding Company Common Shares and all issued and outstanding shares, partnership interests or other equity interests, of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights with respect thereto. Except as set forth in
Section 2.2 of the Company Disclosure Schedule, all the issued and outstanding shares, partnership interests or other equity interests of each of the Company Subsidiaries are owned by the Company or the Company Subsidiary as set forth therein, in each case free and clear of all Liens. There is no Voting Debt of the Company or any of the Company Subsidiaries issued or outstanding. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are not outstanding any (i) Company Common Shares, (ii) options, warrants, calls, subscriptions, or other rights or agreements or commitments of any character relating to the issued or unissued share capital or Voting Debt of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to


                                        4
issue, transfer or sell or cause to be issued, transferred or sold any shares in the capital, partnership interests or other equity interests in, or Voting Debt of, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares, partnership interests or other equity interests in, Voting Debt, or (iii) obligations of the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

     2.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and Seller has all requisite power and capacity to execute and deliver this Agreement and each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by Seller, as the sole shareholder of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Company and Seller and, assuming that this Agreement has been duly executed and delivered by Wendy's and Newco, constitutes a legal, valid and binding agreement of each of the Company and Seller, enforceable against each of the Company and Seller in accordance with its terms subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether the enforcement is considered a proceeding in equity or at law). Assuming due execution and delivery by all parties thereto, each of the Transaction Agreements to which Seller is a party will constitute a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its respective terms subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether the enforcement is considered a proceeding in equity or at law).

     2.4 CONSENTS AND APPROVALS; NO VIOLATION. None of the execution and delivery by the Company or Seller of this Agreement or any of the Transaction Agreements to which either the Company or Seller is a party, the consummation by the Company or Seller of the transactions contemplated hereby or thereby or compliance by the Company or Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation, partnership agreement or by-laws (or similar documents) of the Company or any of the Company Subsidiaries or any of the documents listed in
Section 2.1(b) of the Company Disclosure Schedule; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (A) filings under the HSR Act and filings with the Director under the Competition Act and (B) filings with Investment Canada under the Investment Canada Act; (iii) except as disclosed in Section


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                                     - 27 -

2.4(iii) of the Company Disclosure Schedule, result in a violation of or a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration under, or give rise to any payments or compensation under, any Obligation of the Company or any of the Company Subsidiaries; or (iv) violate any Order applicable to the Company, any of the Company Subsidiaries or any of their respective assets.

     2.5 FINANCIAL STATEMENTS. Seller will furnish to Wendy's or its solicitors on or before the Delivery Date complete copies of the Company Financial Statements. The consolidated balance sheets and the consolidated statements of income and retained earnings and of changes in financial position (including the related notes thereto) of the Company and of TDL contained in the Company Financial Statements (a) have been prepared in accordance with the books and records of the Company and the Company Subsidiaries, (b) present fairly the financial position and the results of operations and changes in financial position of the Company and the Company Subsidiaries as of the dates or for the periods presented therein and (c) have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and subject, in the case of quarterly and interim financial statements, to normal and recurring year-end audit adjustments.

     2.6 ABSENCE OF CERTAIN CHANGES. (a) Since December 31, 1994, except as set forth in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has (i) suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that, individually or in the aggregate, could have a Company Material Adverse Effect, (ii) suffered any damage or destruction in the nature of a casualty loss or other loss, whether covered by insurance or not, that, individually or in the aggregate, has had or could have a Company Material Adverse Effect, or (iii) had any adverse change in its relations with its employees, agents, franchisees, operators, landlords, customers or suppliers or any governmental or regulatory authorities, that, individually or in the aggregate, has had or could have a Company Material Adverse Effect.

          (b) Since December 31, 1994, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course of business, consistent with past practice and, without limiting anything in this Section 2.6, has not taken any of the following actions:

          (i) amended its articles of incorporation, partnership agreement or by-laws (or similar documents);


                                        6

          (ii) declared or paid any dividends or distributions on its outstanding shares of capital stock, partnership interests or other equity interests or purchased, redeemed or otherwise acquired for consideration any shares of its capital stock, partnership interests or other equity interests or other securities;

          (iii) issued or sold any shares of its capital stock, partnership interests or other equity interests, effected any share split or otherwise changed its capitalization as it existed on December 31, 1994, or issued, granted, or sold any options, share appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, partnership interests or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, partnership interests or other equity interests;

          (iv) borrowed or agreed to borrow any funds or voluntarily incurred, or assumed or become subject to, whether directly or by way of guaranty or otherwise, any Obligation or liability, except in the ordinary course of business consistent with past practice;

          (v) paid, discharged or satisfied any claim, Obligation or liability, other than (A) the payment, discharge or satisfaction in the ordinary course of business of claims, Obligations or liabilities reflected on or reserved against in the audited balance sheet as of December 31, 1994 contained in the Company Financial Statements, or (B) any individual claims, Obligations or liabilities incurred in the ordinary course of business consistent with past practice;

          (vi) made any capital expenditures or commitments for any capital expenditures, except in the ordinary course of business consistent with past practice;

          (vii) sold, mortgaged, pledged or otherwise encumbered or disposed of any of its assets, except in the ordinary course of business consistent with past practice;

          (viii) except in the ordinary course of business consistent with past practice, entered into any agreement, contract, or commitment, including, but not limited to, any agreements with suppliers or distributors, franchise agreements, leases or subleases;

          (ix) except in the ordinary course of business consistent with past practice, amended, terminated or changed any agreement, contract or commitment, including, but not limited to, any agreements with suppliers or distributors, franchise agreements, leases or subleases;


                                        7

          (x) knowingly done any act or omitted to do any act, or permitted an act or omission to act, that will cause a breach of or default under any Material Contract, Franchise Agreement, Company Lease or Franchisee Lease, or give rise to a right of termination with respect thereto;

          (xi) merged or consolidated with any entity or purchased the equity capital of any entity or, except in the ordinary course of business consistent with past practice, purchased any assets;

          (xii)    adopted, modified or amended in any respect, any Company
Plans;

          (xiii) granted any increase in: (A) the salary of any present or former directors or officers of the Company or any of the Company Subsidiaries,
(B) any other compensation of their respective present or former directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons and (C) the compensation of any of their consultants, agents or, except in the ordinary course of business consistent with past practice, employees;

          (xiv) paid, loaned, or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its present or former officers, directors or affiliates;

          (xv) disposed of, permitted to lapse, or otherwise failed to preserve the rights of the Company or the Company Subsidiaries to use the Company Proprietary Rights or entered into any settlement regarding the breach or infringement of the Company Proprietary Rights, or modified any existing rights with respect thereto;

          (xvi) waived, released, transferred or permitted to lapse any individual claim or right against the Company or any Company Subsidiary or any present or former director, officer, shareholder or consultant of the Company or any Company Subsidiary or, except in the ordinary course of business consistent with past practice, taken or omitted to take any such action against any other party;

          (xvii) made any change in any method of accounting or accounting practice;

          (xviii) entered into any other transaction or made any other commitment that is not in the ordinary course of business consistent with past practices or not permitted or contemplated by any other provision of this Agreement;


                                        8

          (xix) amended or modified, in any material way, any of its policies, including, but not limited to, policies with respect to its franchisees, the business conducted by them, the admission of new franchisees or the termination of existing franchise agreements; or

          (xx) agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

     2.7 TAX MATTERS. (a) Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary has
(i) filed in accordance with all applicable laws (without having to pay penalties) all Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such returns, (iii) paid all Taxes (other than those being contested in good faith as set forth in Section 2.7(a) of the Company Disclosure Schedule) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable and (iv) in the case of Taxes accruing on or before the Closing Date which are not due and payable on or before the Closing Date and have not been paid, provided in full for such Taxes in the books and records and financial statements of the Company and the Company Subsidiaries. Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, all Returns filed by the Company and each Company Subsidiary with respect to Taxes are true, complete and correct and properly reflect and do not in any respect understate the taxable income or the liability of the Company or the Company Subsidiaries for Taxes and, for greater certainty, all deductions claimed by the Company or the Company Subsidiaries in such Returns are properly deductible in computing the income of such corporations for tax purposes, or, in the case of the current taxation year or any other taxation year for which a Return has not been filed, all deductions claimed will be properly deductible in computing the income of such corporations for tax purposes. The accruals for Taxes set forth on the Company Financial Statements fully cover all known or contingent liabilities for Taxes through the date thereof.

          (b) All amounts required to be collected or withheld by the Company or any Company Subsidiary with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Governmental Entity have been duly remitted within the time required, including, without limitation, all amounts required to be withheld from each payment made to any of its present or former employees, officers, directors and to all persons who are non-residents of Canada for purposes of the Income Tax Act (Canada). Each of the Company and each Company Subsidiary has remitted all Canada Pension Plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the appropriate governmental authority as and within the time required under the applicable legislation. Each of the Company and each Company Subsidiary has charged, collected


                                        9
and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company or such Company Subsidiary.

          (c) Except as set forth in Section 2.7(c) of the Company Disclosure Schedule (i) there is no action, suit, proceeding, investigation, audit, claim, assessment or reassessment in progress, pending or proposed with respect to any liability for Tax that relates to the Company or any Company Subsidiary and
(ii) there are no currently outstanding written inquiries that have been issued or raised in respect of Taxes. Except as disclosed in Section 2.7(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has executed or filed any agreement or waiver extending the period of assessment, reassessment or collection of any Taxes which remain in effect and no extension of time within which to file any Return that relates to the Company or any Company Subsidiary has been requested, which Return has not since been filed. All taxation years of the Company and the Company Subsidiaries up to and including 1990 are no longer open for assessment, reassessment or other charge for Taxes by any Governmental Entity.

          (d) Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, (A) there are no tax rulings, requests for rulings, or closing agreements to which the Company or any Company Subsidiary is a party or is subject which could affect its liability for Taxes for any period after the Closing, (B) no power of attorney has been granted by the Company or any Company Subsidiary with respect to any matter relating to Taxes of the Company or any Company Subsidiary which is currently in force, (C) neither the Company nor any Company Subsidiary has agreed or is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise, and the Internal Revenue Service (or other taxing authority) has not proposed, and to the knowledge of the Company or any Company Subsidiary is not considering, any such change in accounting method in connection with an ongoing audit of the Company or any Company Subsidiary, (D) neither the Company nor any Company Subsidiary has disposed of any property (including, without limitation, equipment) in a transaction being accounted for under the installment method pursuant to Section 453 of the Code, (E) the Company and each Company Subsidiary have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local or foreign law, (F) any adjustment of Taxes of the Company or any Company Subsidiary made by the Internal Revenue Service in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid, except for amounts that the Company or any Company Subsidiary is contesting in good faith, as set forth in Section 2.7(d) of the Company Disclosure Schedule, (G) neither the Company nor any Company Subsidiary has knowledge of any fact or condition which, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of


                                       10
proposed deficiency or similar notice of intention to assess Taxes against the Company or any Company Subsidiary, and no issue has arisen in any examination of the Company or any Company Subsidiary by any taxing authority that if raised with respect to any other period not so examined would result in a deficiency for such other period, if upheld, (H) all Returns with respect to Taxes of the Company and the Company Subsidiaries filed after the date hereof shall be prepared, and all elections with respect to such Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company or the Subsidiary, (I) none of the Returns of the Company and the Company Subsidiaries filed, or to be filed before the Closing, contain, or will contain, a disclosure statement under Section 6662 of the Code or any similar provision of state, local or foreign law, (J) no property of the Company or any Company Subsidiary is "tax exempt use property" within the meaning of
Section 168(h) of the Code, and (K) neither the Company nor any Company Subsidiary of the Companies is a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

          (e) On or before the Delivery Date, Wendy's or Wendy's solicitors will be provided with a copy of all federal, provincial, state, local and foreign (including, but not limited to, U.S. federal, state or local) tax returns filed by the Company and the Company Subsidiaries since 1991. On or before the Delivery Date, Wendy's or Wendy's solicitors will be provided with a copy of all assessments, extensions and waivers resulting from any audits.

          (f) The Company and the Company Subsidiaries have not deducted any material amounts in computing their income in a taxation year which will be included in income for a taxation year ending after the Closing under Section 78 of the Income Tax Act (Canada); provided that the obligations of TDL referred to in Section 1.1(c) are paid within the times required.

          (g) Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

          (h) Except as disclosed in Section 2.7(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all registration, reporting and remittance obligations in respect of all provincial or federal sales tax and goods and services tax ("GST") legislation. Without restricting the generality of the foregoing, the Company and the Company Subsidiaries are duly registered under the Excise Tax Act (Canada) for GST purposes, and their GST registration numbers are set out in Section 2.7(h) of the Company Disclosure Schedule. In addition, all input tax credits claimed since January 1, 1991 are justified and have been duly calculated. Copies of all elections, agreements or arrangements made with Revenue Canada Customs, Excise and Taxation, and all written communications (other than Returns) between the Company, any Company Subsidiary and Revenue Canada Customs,


                                       11

Excise and Taxation since January 1, 1991 will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date.

          (i) Seller acknowledges that Seller and those persons retained by Seller to advise Seller with respect to the Tax effects of the transactions contemplated hereby have fully and independently examined the Tax effects of such transactions as they may relate to Seller. Neither Wendy's nor Newco makes any representation or warranty whatsoever with respect to such Tax effects, and Seller further acknowledges that Seller is not relying on any representation or warranty of Wendy's or Newco with respect to such Tax effects.

     2.8 EMPLOYEE BENEFIT PLANS. (a) Section 2.8(a) of the Company Disclosure Schedule contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans or arrangements, life insurance or other death benefit plans, disability, share option, share purchase, share compensation, bonus, vacation pay, severance pay, change in control and other similar plans, programs, arrangements or agreements, and every personnel policy, relating to officers, directors, consultants or any persons employed by the Company or the Company Subsidiaries or in which any such person is eligible to participate and currently maintained, or that were maintained at any time in the last five calendar years by the Company or by any Company Subsidiary or that were maintained at any time by the Company or any Company Subsidiary and pursuant to which the Company or any Company Subsidiary has any liability, whether contingent or otherwise (collectively, the "Company Plans"). On or before the Delivery Date, the Company will provide Wendy's or Wendy's solicitors with true, correct and complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. On or before the Delivery Date, the Company will provide Wendy's or Wendy's solicitors with true, correct and complete copies of the most recent financial statements, actuarial reports and annual reports prepared in respect of each Company Plan, current plan summaries, employee booklets, personnel manuals and any other documents or written materials concerning the Company Plans that are in the possession of the Company or any of the Company Subsidiaries as of the date hereof or which are available, as of the date hereof, to the Company or any of the Company Subsidiaries.

          (b) The Company Plans have been registered, where required, and administered and established in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations (including applicable case law) applicable to the Company Plans ("Applicable Laws") and in accordance with the terms of each such plan. No fact or circumstance exists that could adversely affect the tax


                                       12
exempt status, if any, of a Company Plan or result in any liability for Taxes to the Company or the Company Subsidiaries in respect of its administration of Company Plans or its contributions thereto. Except as disclosed in Section 2.8(b) of the Company Disclosure Schedule, none of the Company Plans enjoys any special tax status under the Income Tax Act (Canada) or under other Applicable Laws, nor have any advance tax rulings been sought or received in respect of the Company Plans.

          (c) Except as disclosed in Section 2.8(c) of the Company Disclosure Schedule, since the date of the financial statements heretofore provided to Wendy's no changes have occurred to any of the Company Plans or the assets of the Company Plans, if any, or are expected by the Company or, to the actual knowledge of Seller or the Company, any third party carrier or insurer of a Company Plan to occur other than as a result of benefit or similar payments and contributions which would affect such financial statements. Except as disclosed in Section 2.8(c) of the Company Disclosure Schedule, no amendments have been made to any Company Plan and no improvements to any Company Plan have been promised that are not reflected in the copies or summaries of the Company Plans which will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date and no amendments or improvements to a Company Plan will be made or promised prior to Closing.

          (d) All obligations of the Company, including the obligation to pay premiums or contributions, occurring or arising before the date hereof, regarding the Company Plans have been satisfied on a timely basis in accordance with Applicable Laws and the terms of the Company Plans and there are no outstanding defaults or violations by the Company or any of the Company Subsidiaries thereunder and no taxes, penalties or fees are owing or exigible under any of the Company Plans. Neither the Company nor any of the Company Subsidiaries has any liability (other than liabilities accruing after the Closing and other than in the ordinary course of business) with respect to any of the Company Plans. No insurance policy or any other contract or agreement affecting any Company Plan requires or permits a retroactive increase in premiums or payments due thereunder. All contributions and premiums will be accounted for by the Company or any Company Subsidiary on an accrual basis for the period up to Closing, even though not otherwise required to be made until a later date in respect of the period that includes the Closing.

          (e) There are no pending or threatened investigations, litigation, proceedings or enforcement actions concerning the Company Plans or against the Company or the Company Subsidiaries (or any fiduciary) with respect to any of the Company Plans nor any insurance policy or other contract relating thereto, and there exists no state of facts which with or without notice or lapse of time or both could give rise to any such investigation, litigation, proceeding or enforcement action.


                                       13

          (f) There are no actions, suits or claims pending or threatened by former or present employees of the Company or the Company Subsidiaries (or their beneficiaries) with respect to the Company Plans or any insurance policy or other contract relating thereto (other than routine claims for benefits).

          (g) Subject to insurer consent, if applicable, and applicable law, the Company or any of the Company Subsidiaries may unilaterally amend, modify, vary or terminate, in whole or in part, each Company Plan, except as disclosed in Section 2.8(g) of the Company Disclosure Schedule.

          (h) All employee data necessary to administer, or used in the administration of, each Company Plan is true and correct as of the date hereof.

          (i) Except as disclosed in Section 2.8(i) of the Company Disclosure Schedule, none of the Company Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

          (j) Neither the Company nor any of the Company Subsidiaries has any contribution or other obligation or liability, as of the date hereof, with respect to any multi-employer pension or employee benefit plan.

          (k) There have been no withdrawals, applications or transfers of assets, in each case which were not permissible under Applicable Laws, from any Company Plan or any applicable trust or other funding media relating thereto. Neither the Company, any of the Company Subsidiaries nor any agent of either nor, to the knowledge of Seller or the Company, any other fiduciary is or has been in breach of any fiduciary duty with respect to the Company Plans or any applicable trusts or other funding media relating thereto.

          (l) Except as disclosed in Section 2.8(l) of the Company Disclosure Schedule, no Company Plan provides or will provide benefits to employees (or their beneficiaries or dependents) of the Company or any of the Company Subsidiaries employed in the United States. Except as disclosed in Section 2.8(l) of the Company Disclosure Schedule, no employee (or the employee's beneficiaries or dependents) of the Company or any of the Company Subsidiaries is eligible, or will become eligible, to participate in any Company Plan while employed in the United States.

     2.9 EMPLOYMENT-RELATED MATTERS. (a) Except as disclosed in Section 2.9(a) of the Company Disclosure Schedule: (i) neither the Company nor any of the Company Subsidiaries nor, to Seller's or the Company's actual knowledge, any Franchisee is a party to any collective bargaining agreement or other contract or agreement with any labour organization or other representative of any of the employees of the Company or any of the Company Subsidiaries or, to the actual knowledge of Seller or the Company, of any Franchisee and no organizational effort is being made or threatened by or on behalf of


                                       14
any labour organization or other representative of any of the employees with respect to employees of the Company or any of the Company Subsidiaries or, to the actual knowledge of Seller or the Company, of any Franchisee and all such collective bargaining agreements or other contracts or agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound have been duly executed and are valid and binding and in full force and effect and the Company or the Company Subsidiaries party thereto have not breached any provision of, and are not in default under, the terms of any such collective bargaining agreement or other contract or agreement, as the case may be, and no event has occurred which with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or the Company Subsidiary party thereto; (ii) to the best of Seller's or the Company's knowledge, no labour organization or representative holds bargaining rights with respect to any employees of the Company or any Company Subsidiary and no labour representatives have applied to have the Company or any Company Subsidiary declared a related employer pursuant to the Labour Relations Act (Ontario) or other similar legislation; (iii) there is no labour strike, dispute, grievance, slowdown, work stoppage, lockout or proceeding before any employment or labour related board or tribunal that is pending or threatened against or otherwise affecting the Company or any of the Company Subsidiaries or, to the actual knowledge of Seller or the Company, of any Franchisee, and none of the Company, any of the Company Subsidiaries or, to the actual knowledge of Seller or the Company, any Franchisee has experienced the same within the past three years;
(iv) neither the Company nor any of the Company Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time since January 1, 1990, nor has the Company or any of the Company Subsidiaries planned or announced any such action or program for the future with respect to which the Company or any of the Company Subsidiaries has any liability; (v) all salaries, wages, vacation pay, bonuses, commissions and other emoluments relating to the employees of the Company and the Company Subsidiaries and payable by the Company or the Company Subsidiaries before the date hereof have been paid in full as of the date hereof or have been reflected as an accrual on the most recent Company Financial Statements; (vi) the Company and each of the Company Subsidiaries and, to Seller's or the Company's actual knowledge, all Franchisees are in compliance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations (including applicable case law) with respect to employment, employment practices (including pay equity and human rights code compliance), labour, terms and conditions of employment, wages and hours, in each case, with respect to its employees; (vii) all current assessments in respect of workers' compensation premiums exigible against the Company or the Company Subsidiaries have been accrued to date, and there are no current or threatened penalty assessments on account of workers' compensation affecting the Company or any of the Company Subsidiaries and neither the Company nor any Company Subsidiary has been reassessed under any such legislation during the past


                                       15

3 years nor is any experience-related reassessment reasonably anticipated to be made; and (viii) neither the Company nor any Company Subsidiary is a party to or bound by any employment or consulting contracts or other written contract with any employee, officer or consultant other than oral contracts of indefinite hire terminable without cause on reasonable notice, none of which involve any commitment, understanding or arrangement for payment of bonus or incentive pay.

          (b) The Company will deliver to Wendy's or Wendy's solicitors on or before the Delivery Date a list (the "Employee List") dated as of October 20, 1995 containing the name of each employee of the Company and the Company Subsidiaries, and each such employee's position, starting employment date and annual salary. The Employee List is true, correct and complete as of the date of the Employee List. No third party has asserted, or threatened to assert, any claim against the Company or the Company Subsidiaries that either (a) the continued employment by, or association with, the Company or the Company Subsidiaries of any of the present officers, employees of or consultants to the Company or the Company Subsidiaries (collectively, the "Designated Persons"), or
(b) the use by the Company, or any of the Company Subsidiaries or any of the Designated Persons in connection with their activities for or on behalf of the Company or the Company Subsidiaries of any information which the Company or the Company Subsidiaries or any of the Designated Persons uses contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.


     2.10 LITIGATION. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are (i) no actions, suits, proceedings, arbitrations, investigations or inquiries pending, ongoing, or, to the knowledge of Seller or the Company threatened against, with respect to or affecting the Company or any of the Company Subsidiaries or Affiliated Entities before any arbitration tribunal or Governmental Entity which, if decided adversely to the Company, such Company Subsidiary or such Affiliated Entity, as the case may be, individually or in the aggregate, could have a Company Material Adverse Effect or delay the consummation of the transactions contemplated hereby, (ii) no Orders of any Governmental Entity outstanding or, to the knowledge of Seller or the Company, threatened against the Company or any of the Company Subsidiaries or Affiliated Entities which, individually or in the aggregate, could have a Company Material Adverse Effect, and (iii) no pending or threatened adjustments arising with respect to any audit, investigation, or review, pursuant to any contractual or statutory audit, investigation, or review right relating to the Company or any of the Company Subsidiaries or Affiliated Entities, and no such audits, investigations or reviews are presently being conducted.

     2.11 NO UNDISCLOSED LIABILITIES. Except as fully reflected and provided for on the balance sheets as of December 31, 1994 (or disclosed in the notes thereto) contained in the Company Financial Statements, neither the Company nor any of the Company


                                       16

Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), except (i) liabilities incurred after such date in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has or could have a Company Material Adverse Effect and (ii) liabilities permitted or contemplated by this Agreement.

     2.12 FRANCHISEES; FRANCHISE AGREEMENTS. (a) The standard forms of license agreements, franchise agreements, operating agreements or other agreements by which the Company or any of the Company Subsidiaries licenses or grants to parties the right to operate a Tim Hortons Shop (collectively, the "Standard Agreements") are set forth in Section 2.12(a)(i) of the Company Disclosure Schedule. True and complete copies of each Standard Agreement will be delivered to Wendy's or Wendy's solicitors on or before the Delivery Date. The material terms of the Standard Agreements (length, original term, renewal options, royalties, advertising fees, other amounts payable on a periodic basis thereunder, acknowledgments that the Company or a Company Subsidiary makes a profit on the supply of goods or services, purchase options (with respect to 80/20 agreements) and applicable restrictive covenants) are listed in Section 2.12(a)(i) of the Company Disclosure Schedule. Except as disclosed in Section 2.12(a)(ii) of the Company Disclosure Schedule (the "Non-Standard Agreements"), the material terms of all agreements now in effect by which the Company or any of the Company Subsidiaries has granted a party the right to operate a Tim Hortons Shop are as set forth in Section 2.12(a)(i) of the Company Disclosure Schedule and all of such agreements are otherwise substantially in the form of one of the Standard Agreements. Company Disclosure Schedule 2.12(a)(iii) specifies by store the different types of Standard Agreements and Non-Standard Agreements (collectively the "Franchise Agreements") now in effect for currently operating Tim Hortons Shops with each such Franchise Agreement being in all material respects in the form of the agreement type listed opposite the applicable store number. Section 2.12(a)(iv) of the Company Disclosure Schedule contains a list of all arrangements where a Tim Hortons Shop is being operated by a party other than the Company or any of the Company Subsidiaries in circumstances where there is no signed Franchise Agreement, including full particulars as contemplated in Section 2.12(a)(i) of the Company Disclosure Schedule.

          (b) Section 2.12(b) of the Company Disclosure Schedule lists (i) all real property used by the Franchisees which is owned or leased by the Company or any of the Company Subsidiaries and then leased or subleased to a Franchisee ("Franchisee Real Property") and, except as disclosed in Section 2.12(b) of the Company Disclosure Schedule, all leases or subleases between the Company or any Company Subsidiary and any Franchisee are in the form or forms which will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date (the "Franchisee Leases"); (ii) all real property used by the Franchisees (the "Franchisee Controlled Real Property") which is (A) owned by a Franchisee and in respect of which the Franchisee has granted the Company or any


                                       17
of the Company Subsidiaries an option to lease ("Option to Lease") in the form or forms which will be delivered to Wendy's or Wendy's solicitors on or before the Delivery Date (subject to negotiated amendments); (B) leased by a Franchisee from a third party and in respect of which the Franchisee and its landlord have granted the Company or any of the Company Subsidiaries a lease assumption agreement ("Lease Assumption Agreement") in the form or forms which will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date (subject to negotiated amendments); or (C) otherwise owned, leased or used by a Franchisee; and (iii) all provinces and territories in Canada, states in the United States and foreign countries, in which parties licensed to use the Tim Hortons System are located.

          (c) Except as disclosed in Section 2.12(c) of the Company Disclosure Schedule, each of the Franchise Agreements and each Franchise Lease, Option to Lease and Lease Assumption Agreement listed in Section 2.12(b) of the Company Disclosure Schedule (collectively, the "Franchisee Property Agreements") has been duly executed by all parties thereto, is valid and binding and in full force and effect and has not been amended and, none of the Company, any Company Subsidiary or, to the actual knowledge of the Company or Seller, any other party to any such Franchise Agreement or Franchisee Property Agreement has breached any provisions thereof or is in default under the terms thereof, and no event has occurred with respect to any such Franchise Agreement or Franchisee Property Agreement, which with the giving of notice or the lapse of time or both would result in a default thereunder. Except as disclosed in Section 2.12(c) of the Company Disclosure Schedule, the Options to Lease and Lease Assumption Agreements provide the Company or the Company Subsidiary with the right to take possession of the Franchisee Controlled Real Property covered by such agreement if the Franchise Agreement for such site is terminated. Except as disclosed in
Section 2.12(c) of the Company Disclosure Schedule, none of the parties to any Franchise Agreement or any Franchisee Property Agreement has given notice of termination of any of such agreements. The termination of such terminated Franchise Agreements and the Franchisee Property Agreements as are listed in
Section 2.12(c) of the Company Disclosure Schedule will not have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in
Section 2.12(c) of the Company Disclosure Schedule, neither the Company nor Seller has any actual knowledge that any of the Franchise Agreements will not be renewed on terms which are either substantially the same as currently in effect or more favourable to the Company or the Company Subsidiary party thereto.

          (d) Except as disclosed in Section 2.12(d) of the Company Disclosure Schedule, (i) there are no disputes with, or unresolved complaints by, any Franchisee (whether or not litigation or arbitration has been threatened or suggested); (ii) to the Company's or Seller's actual knowledge, each Franchisee has all necessary Permits, consents and approvals to operate its business and there is no proceeding pending or


                                       18
threatened before any Governmental Entity to revoke any such Permit, consent or approval; (iii) to the Company's or Seller's actual knowledge, there is no litigation pending or threatened affecting the operation of a Franchisee's business as presently conducted, its assets or the property occupied by it;
(iv) to the Company's or Seller's actual knowledge, no Franchisee has entered into any agreement permitting any other party to operate a Tim Hortons Shop for it or on its behalf; (v) neither the Company nor any Company Subsidiary has guaranteed any obligations of any Franchisee or provided any lender to a Franchisee with a comfort letter, except in the ordinary course of business consistent with past practice, and all insertions in guarantees in favour of Franchisees and all comfort letters are in the form which will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date (attached to Section 2.12(d) of the Company Disclosure Schedule are true and complete copies of such guarantees and insertions); (vi) except as disclosed and explained in
Section 2.12(d) of the Company Disclosure Schedule no Franchisee obligation under the Franchise Agreements or the Franchise Leases, including without limitation obligations to pay rent, royalties or advertising fees, has been reduced, waived or forgiven in any manner by the Company or any Company Subsidiary (each of the foregoing, a "Waiver") and all such Waivers are in writing signed by all parties thereto with any amounts reduced or waived being subject to reinstatement on not more than 30 days notice at the option of the Company or such Company Subsidiary, as the case may be, and none of the fact situations relating to any such Waiver involved any suggestion or threat of a claim by a Franchisee against the Company or any Company Subsidiary based on
(A) allegations that the potential revenue to be achieved by the Franchisee has been misrepresented or (B) any other basis, or if any such suggestion or threat was made by a Franchisee, a written release was obtained; (vii) all payments made by Franchisees to the advertising, marketing and sales promotion account for purposes of the Franchise Agreements have been kept separate for such purpose and expended only for advertising, marketing and sales promotion expenses; and (viii) the Company and the Company Subsidiaries have in their respective relationships and dealings with the Franchisees in all respects acted in good faith and dealt fairly and complied in all material respects with all Orders, including without limitation, the provisions of the Competition Act and no Franchisee has asserted otherwise. Attached to Section 2.12(d) of the Company Disclosure Schedule is a true and complete aging schedule of all Franchisee payables as at October 20, 1995 to the Company or any Company Subsidiary, as the case may be, pursuant to Franchise Agreements, Franchise Leases or any invoices relating to goods sold or services supplied to such Franchisees by the Company or any Company Subsidiary. None of the facts or events disclosed in Section 2.12(d) of the Company Disclosure Schedule or in the aging schedule attached thereto has had or could have, individually or in the aggregate, a Company Material Adverse Effect.


                                       19

          (e) Except as disclosed in Section 2.12(e) of the Company Disclosure Schedule, in respect of each parcel of the Franchisee Real Property, (i) any buildings located thereon (including the foundation, the outer and inner walls, the roof and the roof membrane) were constructed wholly within each parcel in a good and workmanlike manner and are free from structural defects or weaknesses and the plumbing, mechanical, electrical, heating, ventilation and similar systems are in a good state of repair and are in good working order and meet the requirements of all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction and have been inspected, approved and licensed where required; (ii) all buildings, structures and fixtures located thereon are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of any leases with respect to any such property, to be insured by third parties; (iii) all municipal and private utility services including, without limitation, water, storm sewers, sanitary sewers, electricity, roads, sidewalks and street lights are supplied to each parcel, have been fully installed and paid for and there are not outstanding against the property any present or future capital levies, sewer impost fees, local improvement rates, special assessments, deferred or installment charges of a capital nature or any other similar charges, and the Company and the Company Subsidiaries are not aware of any likelihood that any of the foregoing may become outstanding in the future; (iv) the present means of ingress and egress permits the existing use and complies with all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction; (v) the present use fully complies with all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction and the Company or the Company Subsidiaries are not aware of any plans, studies, notices of intent or pending by-laws which, if implemented, could change the zoning or such standards; (vi) none of the Company, the Company Subsidiaries or any of their respective property managers have received any work order, deficiency notice or other written notice from any authority, board of fire insurance underwriters, tenant or anyone else, advising of any breach of any by-law, code, regulation or standard or suggesting that any repair or work is necessary to such Franchisee Real Property or any part thereof; (vii) all easements or licenses used to operate the Franchisee Real Property as it is presently used have been obtained and there are no easements or burdens affecting such Franchisee Real Property which interfere with the normal current use of such Franchisee Real Property and any easements or burdens, as well as any restrictive covenants or other restrictions or limitations on the use of such Franchisee Real Property, have been complied with to date; (viii) any Franchisee Real Property not municipally serviced has abundantly available free sources of potable water and efficient septic systems which are in compliance with all governmental requirements; (ix) to the actual knowledge of Seller and the Company, no Governmental Entity is intending to assert any right to sell or expropriate such


                                       20

Franchisee Real Property; and (x) on Closing there shall be no Liens registered against such Franchisee Real Property and the time periods during which any Liens could be registered shall have elapsed, and there shall be no trust fund claims which could adversely affect the Company or any Company Subsidiary. None of the events disclosed in Section 2.12(e) of the Company Disclosure Schedule have had or could have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) To the actual knowledge of Seller or the Company with respect to each Franchisee Controlled Real Property: (i) all municipal and private utility services are supplied to the Franchisee Controlled Real Property, have been fully installed and paid for and that any Franchisee Controlled Real Property that is not municipally serviced has abundantly available free sources of potable water and efficient septic systems which are in compliance with all governmental requirements; and (ii) Seller and Company are not aware of any reason why the Company or a Company Subsidiary should be reluctant to take possession of any Franchisee Controlled Real Property pursuant to applicable Options to Lease and Lease Assumption Agreements.

          (g) The Company or the Company Subsidiaries conduct regular and periodic inspections of sites operated by Franchisees to ensure that Franchisees are operating in compliance with the Tim Hortons System and the policies and procedures established by the Company or the Company Subsidiaries regarding use of their respective trade-marks. The Company and the Company Subsidiaries require Franchisees to comply in all material respects with the terms of the Franchise Agreements and notify them of any defaults and follow up to ensure that defaults are remedied.

     2.13 CONTRACTS AND COMMITMENTS. (a) Section 2.13(a) of the Company Disclosure Schedule contains a list (indicating the clause of this Section 2.13 pursuant to which disclosure is made) of all of the following written or oral contracts or agreements (including any and all amendments thereto), other than agreements listed in Sections 2.1(b), 2.8(a), 2.9(a), 2.12(a) and (b), 2.15(b),
2.16 or 2.17(c) of the Company Disclosure Schedule and other than purchase orders made in the ordinary course of business, to which, as of the date hereof, the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (collectively, the "Material Contracts"): (i) any agreements with any present shareholder, employee, officer, director or consultant (or former shareholder, employee, officer, director or consultant to the extent there remain at the date hereof obligations to be performed by the Company or any of the Company Subsidiaries);
(ii) agreements or indentures relating to the borrowing of money;
(iii) indemnification agreements or guaranties of any obligation for borrowed money or otherwise; (iv) contracts which prohibit the Company or any of the Company Subsidiaries from freely engaging in business anywhere in the world;
(v) any joint venture or profit-sharing agreement (other than with employees);
(vi) contracts, not entered into in the ordinary course of business on an arm's-length basis,


                                       21
that are continuing over a period of more than six months from the date hereof and are not terminable by the Company or the Company Subsidiary party thereto on 60 days or less notice without penalties or premiums (including contracts to provide advertising allowances or promotional services); (vii) any agreements for the purchase by the Company or any of the Company Subsidiaries of any materials, equipment, services, or supplies not entered into in the ordinary course of business on an arm's-length basis, that may not be terminated by the Company or the Company Subsidiary party thereto without penalty upon less than three months' notice; (viii) any agreements or commitments for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any of the Company Subsidiaries that continue for a period of more than six months from the date hereof and may not be terminated without penalty by the Company or the Company Subsidiary party thereto prior to the expiration of such six-month period; (ix) any agreements that provide for the distribution of goods or services that continue for a period of more than six months from the date hereof and may not be terminated without penalty by the Company or the Company Subsidiary party thereto prior to the expiration of such six-month period;
(x) any agreements or arrangements for the sale of any of the assets, properties, services or rights of the Company or any of the Company Subsidiaries other than in the ordinary course of business on an arms length basis or for the grant of any preferential rights to purchase any of its assets, properties or rights or that require the consent of any third party to the transfer and assignment of any of its assets, properties or rights; (xi) any agreements with any third party to develop any intellectual property, franchise or marketing concepts involving payments by the Company or the Company Subsidiary party thereto in excess of Cdn. $10,000; (xii) sponsoring agreements involving payments by the Company or the Company Subsidiary party thereto in excess of Cdn. $10,000; (xiii) any commitments for charitable contributions or any other agreements between the Company or any Company Subsidiary and the Tim Horton Children's Foundation; and (xiv) any other agreements which (A) are material to the Business of the Company and the Company Subsidiaries taken as a whole or
(B), except as disclosed in Section 2.13(b) of the Company Disclosure Schedule, pursuant to the terms of which the consent of a third party would be required for the consummation of the transactions contemplated hereby or by the Transaction Agreements.

          (b) Except as disclosed in Section 2.8(a) or Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" or similar provision or any other provision which could be triggered by the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement or the Transaction Agreements; and the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement or the Transaction Agreements will not (either alone or upon the occurrence of any additional acts or events) by reason of any such provision result in any payment (whether of severance pay or


                                       22
otherwise) becoming due from the Company or any of the Company Subsidiaries to any person.

          (c) On or before the Delivery Date, complete copies of all Material Contracts will be provided to Wendy's or Wendy's solicitors. All Material Contracts have been duly executed and are valid and binding and in full force and effect and, except as set forth in Section 2.13(c) of the Company Disclosure Schedule, none of the Company, any Company Subsidiary or, to the actual knowledge of Seller or the Company, any other party to any Material Contract has breached any provision of, or is in default under, the terms of any Material Contract and no event has occurred which with the lapse of time or the giving of notice or both would constitute a breach or default by any party thereto.

     2.14 ASSETS OTHER THAN REAL PROPERTY. (a) With respect to all assets (other than real property) and personal property used in, or necessary for the conduct of its Business, each of the Company and each of the Company Subsidiaries has (i) good and marketable title to all of such assets and personal property owned by it and (ii) a valid and enforceable leasehold interest in all of such assets and personal property leased by it. All of such assets (other than real property) and personal property are shown on the balance sheets as of December 31, 1994 included in the Company Financial Statements, except as to assets (other than real property) acquired since the date of such balance sheets in the ordinary course of business and in a manner consistent with past practice or as contemplated by this Agreement. Except as set forth in
Section 2.14(a) of the Company Disclosure Schedule, none of the assets (other than real property) owned by the Company or the Company Subsidiary is subject to any Lien.

          (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, all receivables shown on the balance sheets as of December 31, 1994 included in the Company Financial Statements have been collected or are collectable in the amounts shown therein, less any allowance for doubtful accounts shown thereon. All receivables accrued by the Company or any Company Subsidiary since December 31, 1994 have been collected or are collectable, less any additional allowances in respect thereof calculated in a manner consistent with the allowance reflected on the balance sheets as of December 31, 1994 included in the Company Financial Statements. All material plant, equipment and personal property owned by the Company and the Company Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted.

     2.15 REAL PROPERTY. (a) Section 2.15(a) of the Company Disclosure Schedule contains a true and complete list and brief description of (i) all real property, other than Franchisee Real Property, owned by the Company, any of the Company Subsidiaries or any of the Affiliated Entities and (ii) any real property in respect of which the Company, any of the Company Subsidiaries or any of the Affiliated Entities has a right or option to


                                       23
purchase (other than rights of first refusal), as well as all buildings and other structures and material improvements located on such real property (collectively, the "Company Real Property"). All of such real property described in clause (i) above is owned by the Company, a Company Subsidiary or an Affiliated Entity with good and marketable title thereto and free and clear of all Liens except as set forth in Section 2.15(a) of the Company Disclosure Schedule.

          (b) Section 2.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases or subleases for real property to which the Company, any of the Company Subsidiaries or any of the Affiliated Entities is a party, including, but not limited to, leases or subleases with respect to Franchisee Real Property, other than leases and subleases referenced in Section 2.12(b) of the Company Disclosure Schedule (collectively, the "Company Leases") indicating, with respect to each Company Lease, (i) property address;
(ii) commencement date; (iii) termination date; (iv) term; (v) renewal periods;
(vi) dates by which renewal notices must be given; (vii) annual minimum rent;
(viii) percentage rents, if any; (ix) store number; (x) whether its provisions would be breached by the transactions contemplated hereby; and (xi) requisite third party consents in respect of the transactions contemplated hereby or by the Transaction Agreements. All of such Company Leases grant leasehold estates free of mortgages of lease and, where the Company, a Company Subsidiary or an Affiliated Entity is the tenant, the Company, the Company Subsidiary or the Affiliated Entity party thereto, as the case may be, has the right of quiet possession and, except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, non-disturbance as against any Lien on the property and any holder of any such Lien (except where a tenant's registered notice of lease has priority over such Lien). Except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) all of such Company Leases or subleases have been duly executed by all parties thereto, are valid and binding, in good standing, in full force and effect in the form executed and none of the Company, any Company Subsidiary, any Affiliated Entity or, to the Company's or Seller's knowledge, any of the other parties to any such leases or subleases has breached any provisions of, or is in default under the terms thereof and no event has occurred which is continuing, with respect to any such leases or subleases, which with the giving of notice or the lapse of time or both would result in a default thereunder. Except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, no prepayment of rent or other amounts has been made in respect of any leased property which exceeds reasonable first three months' rent. Neither the Company nor any of the Company Subsidiaries or the Affiliated Entities is obligated to pay any leasing or brokerage commission relating to any Company Lease or will have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any such lease. Except in the ordinary course of business consistent with past practice, no material construction, alteration or other leasehold improvement work with respect to any Company Leases


                                       24
remains to be paid or to be performed by the Company, any of the Company Subsidiaries or any of the Affiliated Entities.

          (c) Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, in respect of each parcel of real property owned by the Company, a Company Subsidiary or an Affiliated Entity that is not Franchisee Real Property
(i) any buildings located thereon (including the foundation, the outer and inner walls, the roof and the roof membrane) were constructed wholly within each parcel in a good and workmanlike manner and are free from structural defects or weaknesses and the plumbing, mechanical, electrical, heating, ventilation and similar systems are in a good state of repair and are in good working order and meet the requirements of all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction and have been inspected, approved and licensed where required; (ii) all buildings, structures and fixtures located thereon are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of any leases with respect to any such property, to be insured by third parties; (iii) all municipal and private utility services including, without limitation, water, storm sewers, sanitary sewers, electricity, roads, sidewalks and street lights are supplied to each parcel, have been fully installed and paid for and that there are not outstanding against the property any present or future capital levies, sewer impost fees, local improvements rates, special assessments, deferred or installment charges of a capital nature or any other similar charges, and the Company, the Company Subsidiaries and the Affiliated Entities are not aware of any likelihood that any of the foregoing may become outstanding in the future; (iv) the present means of ingress and egress permits the existing use and complies with all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by, or entered into with, any governmental or other authority having jurisdiction; (v) the present use fully complies with all applicable laws, by-laws, regulations, codes, standards and agreements enacted or administered by or entered into with, any governmental or other authority having jurisdiction and the Company, the Company Subsidiaries and the Affiliated Entities are not aware of any plans, studies, notices of intent or pending by-laws which, if implemented, could change the zoning or such standards; (vi) none of the Company, the Company Subsidiaries, the Affiliated Entities or any of their respective property managers has received any work order, deficiency notice or other written notice from any authority, board of fire insurance underwriters, tenant, or anyone else, advising of any breach of any by-law, code, regulation or standard or suggesting that any repair or work is necessary to the property or any part thereof;
(vii) all easements or licenses used to operate the property as it is presently used have been obtained and there are no easements or burdens affecting the property which interfere with the normal current use of such property and any easements or burdens, as well as any restrictive covenants or other restrictions or limitations on the use of the property, have been complied with to date;


                                       25

(viii) any such property that is not municipally serviced has abundantly available free sources of potable water and efficient septic systems which are in compliance with all governmental requirements; (ix) to the actual knowledge of Seller and the Company, no Governmental Entity or agency is intending to assert any right to sell or expropriate any such property; and (x) on Closing there shall be no Liens registered against any such property and the time period during which any Liens would be registered shall have elapsed, and there shall be no trust fund claims which could adversely affect the Company, any Company Subsidiary or any Affiliated Entity. None of the events disclosed in
Section 2.15(c) of the Company Disclosure Schedule have had or could have, individually or in the aggregate, a Company Material Adverse Effect.

     2.16 INSURANCE.  Section 2.16 of the Company Disclosure Schedule sets forth
(i) a complete and correct list of all contracts of insurance and indemnity in force at the date hereof with respect to the Company and the Company Subsidiaries, true and complete copies of which will be delivered to Wendy's or Wendy's solicitors on or before the Delivery Date, and (ii) with respect to each such contract of insurance and indemnity, the type and amount of coverage, deductibles, expiration date and premium amount, which contracts of insurance and indemnity insure against such risks and in such amounts as are appropriate and reasonable considering the Company's and the Company Subsidiaries' property, business and operations. All of such contracts of insurance and indemnity are in full force and effect, with no default thereunder by the Company or the Company Subsidiaries which could permit the insurer to deny payment of claims thereunder and the Company and the Company Subsidiaries are in compliance with all terms and conditions contained therein. The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed in
Section 2.16 of the Company Disclosure Schedule will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the policies or binders listed in Section 2.16 of the Company Disclosure Schedule. With respect to all of their insurance policies, neither the Company nor any of the Company Subsidiaries have made any false or misleading statements or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

     2.17 INTELLECTUAL PROPERTY. (a) Except as set out in Section 2.17(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is the sole and exclusive owner of, or is licensed to use or possesses other valid rights to, all intellectual property or industrial property, including, without limitation, all assumed names, trademarks, trade names, whether registered or not (together with all goodwill associated therewith), patents, moral rights and moral right waivers, copyrights whether registered or not (including, without limitation, those relating to computer software and data bases), personality rights, trade secrets, technology, formulae, recipes, know-how


                                       26
and processes which are used in its Business and, the right to use the phrase "Tim Hortons" as part of a corporate name in all provinces and territories of Canada (collectively, the "Company Proprietary Rights") free and clear of all Liens. Section 2.17(a) of the Company Disclosure Schedule lists in reasonable detail all Company Proprietary Rights (i) which are not owned by the Company or any Company Subsidiary and (ii) which are not perpetual or in respect of which license or other fees may be payable in the future. All computer software that is not used under license by the Company or any of the Company Subsidiaries was either purchased or authored (A) by employees in the course of their employment, or (B) by independent contractors who have in writing assigned the copyright in such software to the Company or a Company Subsidiary, as the case may be. With respect to the Company Proprietary Rights which are registered or as to which application for registration has been made, the Company or one of the Company Subsidiaries is the owner of record thereof. Particulars of all documentation to make the Company or one of the Company Subsidiaries the record owner thereof are set forth in Section 2.17(a) of the Company Disclosure Schedule in reasonable detail. All registrations and applications for Company Proprietary Rights are set forth in Section 2.17(a) of the Company Disclosure Schedule. No Company Proprietary Rights used by the Company or any of the Company Subsidiaries to deliver services to its customers, and no services or products sold by the Company or any of the Company Subsidiaries, conflict with or infringe upon any proprietary rights available to any third party. Other than as disclosed in Section 2.17(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any (I) consent,
(II) indemnification which is not customary in the Business or (III) forbearance to sue or settlement agreement with respect to the Company Proprietary Rights. The Company and the Company Subsidiaries have always taken and are taking all appropriate measures to maintain the validity of the Company Proprietary Rights. Without limiting the foregoing, the Company Proprietary Rights which are formulae and recipes are confidential and the Company and the Company Subsidiaries have always taken and are taking all appropriate measures to keep them confidential, including without limitation the enforcement of the Franchise Agreements. Section 2.17 of the Company Disclosure Schedule sets out a list of all recipes and formulae, if any, of the Company and the Company Subsidiaries which are not reproduced in the Franchise Agreements used in the Business or under development.

          (b) No claims have been asserted in writing or otherwise by any person with respect to the validity of or the Company's or the Company Subsidiaries' ownership or right to use the Company Proprietary Rights, or of any similar right in any jurisdiction, and, to the best knowledge of Seller or the Company, there is no reasonable basis for any such claim. The Company Proprietary Rights are valid and enforceable and no registration relating thereto has lapsed, expired or been abandoned or cancelled or is the subject of a cancellation proceeding.


                                       27

          (c) Section 2.17(c) of the Company Disclosure Schedule sets forth separately all licenses granted by the Company and/or a Company Subsidiary relating to the use of the Company Proprietary Rights other than those granted pursuant to a Franchise Agreement. Each of such licenses is in full force and effect and a valid and binding obligation of each of the parties thereto. Each of the Company and the Company Subsidiaries that is a party thereto is in compliance with its contractual obligations relating to the protection of the Company Proprietary Rights used pursuant to such licenses. Each of the Company and the Company Subsidiaries has taken reasonable steps to protect its Company Proprietary Rights and, except as set forth in Section 2.17(c) of the Company Disclosure Schedule, has not licensed, assigned, transferred, encumbered or otherwise disposed of the Company Proprietary Rights or any similar right in any jurisdiction.

          (d) The consummation of the transactions contemplated hereby will not alter or impair any of the Company Proprietary Rights. To the actual knowledge of Seller and the Company, no person is infringing on or violating the Company Proprietary Rights owned or used by the Company or any of the Company Subsidiaries.

     2.18 BOOKS AND RECORDS. All accounts, books, ledgers and official and other records maintained by the Company and the Company Subsidiaries of whatever kind in respect of their businesses have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly represent the financial position of the Company and the Company Subsidiaries. All financial transactions of the Company and the Company Subsidiaries have been properly recorded in the books and records of the Company and the Company Subsidiaries. The records and books of accounts of the Company and the Company Subsidiaries have been kept on a consistent basis for the previous three fiscal years except as otherwise disclosed in the Company Financial Statements and the notes thereto.

     2.19 DISCLOSURE. No information provided by or on behalf of Seller or the Company or any of the Company Subsidiaries to Wendy's or Newco in connection with this Agreement and the transactions contemplated hereby and no representation or warranty by or on behalf of Seller or the Company in this Agreement, the Transaction Agreements, or any certificate or statement furnished or to be furnished in connection with this Agreement or the Transaction Agreements contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All projections and financial forecasts provided by or on behalf of Seller, the Company or any of the Company Subsidiaries to Wendy's have been prepared by the Company's management in good faith, based on reasonable assumptions.


                                       28

     2.20 COMPLIANCE WITH LAW. Each of the Company and each Company Subsidiary has all requisite Permits from all Governmental Entities necessary to conduct its Business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated and all such Permits are in full force and effect. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Orders and all of the terms and conditions related to such Permits. There are no proceedings in progress, pending, threatened, or, to the actual knowledge of Seller or the Company, likely which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The business of the Company and the Company Subsidiaries is not being conducted in violation of any applicable Order, Permit, concession, grant or other authorization of any Governmental Entity, except for any violations that, in the aggregate, do not and could not have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Agreements.

     2.21 POOLING. Neither Seller, the Company nor any of their respective affiliates nor any of the officers or directors of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would adversely affect the ability to account for the transactions contemplated hereby and by the Transaction Agreements as a pooling of interests under U.S. GAAP. Without limiting the generality of the foregoing, the Company has not (a) been a subsidiary or division of another corporation; (b) changed the equity interest of the Company Common Shares in contemplation of effecting the transactions contemplated hereby or by the Transaction Agreements; (c) reacquired any Company Common Shares; or (d) declared or paid any dividend or made any other distribution in anticipation of the transactions contemplated by this Agreement.

     2.22 BROKERS AND FINDERS. None of Seller, the Company, the Company Subsidiaries or any of the officers, directors or employees of the Company or any of the Company Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     2.23 ENVIRONMENTAL. (a) Except as disclosed in Section 2.23(a) of the Company Disclosure Schedule, to the actual knowledge of the Seller and the Company, (i) the Company, each of the Company Subsidiaries, each of the Affiliated Entities, and each Franchisee with respect to Franchisee Real Property, is in full compliance with and not in violation of all applicable Environmental Laws; (ii) none of the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees with respect to Franchisee Real Property, have received any order, direction or other communication (written or oral) that alleges that the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees with respect to Franchisee Real Property, is not in full compliance with all, or has any liability under any,


                                       29
applicable Environmental Laws in effect on the date hereof or claiming any fine, damages, costs of clean-up or remediation of real property or which may require any person to do or cease doing any act or undertaking; (iii) all Permits and other governmental authorizations currently held by the Company, each of the Company Subsidiaries, each of the Affiliated Entities, and each of the Franchisees with respect to Franchisee Real Property, pursuant to Environmental Laws (true and complete copies of which Permits and other governmental authorizations will be delivered to Wendy's or Wendy's solicitors on or before the Delivery Date) are in full force and effect, the Company, the Company Subsidiaries, the Affiliated Entities, and each of the Franchisees with respect to Franchisee Real Property, are in compliance with all of the terms of such Permits and authorizations, no other Permits or authorizations are required by the Company, the Company Subsidiaries, the Affiliated Entities, or the Franchisees with respect to Franchisee Real Property, there are no conditions, including, but not limited to, renewal dates, revocations, modifications, limitations or transfer restrictions that will affect the continued validity on the same terms and conditions after giving effect to the transactions contemplated by this Agreement and the Transaction Agreements of all such Permits or authorizations and no consent to the transactions contemplated by this Agreement or the Transaction Agreements is required to maintain the validity of or compliance with any of such Permits or authorizations; (iv) none of the Company, the Company Subsidiaries, the Affiliated Entities, or the Franchisees with respect to Franchisee Real Property, have failed to report any Environmental Matter where required under applicable Environmental Laws;
(v) none of the Company, the Company Subsidiaries, the Affiliated Entities, or the Franchisees with respect to the Franchisee Real Property, have failed to maintain any environmental and operating documents, books and records in the manner and for the periods required under all applicable Environmental Laws;
(vi) no environmental audit, evaluation, assessment, study or test of any of the operations or property of the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees with respect to Franchisee Real Property, is being or has been conducted or performed at the request, direction or order or on behalf of any Governmental Entity; (vii) other than environmental audits obtained by Wendy's solicitors in respect of Targeted Real Property on or after September 1, 1995, no environmental audit, evaluation, assessment, study or test of any of the operations or property of the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees with respect to Franchisee Real Property, is in the possession or control of the Company, the Company Subsidiaries or the Affiliated Entities, is being or has been conducted or performed at the request or direction or on behalf of the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees except as set forth in Section 2.23(a) of the Company Disclosure Schedule (true and complete copies of any audit, evaluation, assessment, study or test listed in Section 2.23(a) of the Company Disclosure Schedule will be delivered to Wendy's on or before the Delivery
Date); and (viii) no real property owned or leased by the Company, any


                                       30

Company Subsidiary, any Affiliated Entity, or any Franchisee with respect to Franchisee Real Property, is a Targeted Real Property except for those real properties identified in Section 2.23(a) of the Company Disclosure Schedule.

          (b) Except for matters set forth in Section 2.23(b) of the Company Disclosure Schedule, to the actual knowledge of Seller and the Company, there is no Environmental Claim that is or has been the subject of any complaint or investigation or that is pending or threatened against or involving the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any Franchisee with respect to Franchisee Real Property, or against any person or entity whose liability for any Environmental Claim the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any of the Franchisees with respect to Franchisee Real Property, has or may have retained, assumed or in respect of whose liability for any Environmental Claim the Company, any of the Company Subsidiaries, any of the Affiliated Entities, or any Franchisee with respect to Franchisee Real Property, may be obligated to contribute, indemnify, remedy or otherwise compensate, in whole or in part, either contractually, by lease, or by operation of common law, statute or equity. True and complete copies of all writings in the possession or control of the Company, the Company Subsidiaries or the Affiliated Entities evidencing the Environmental Claims listed in Section 2.23(b) of the Company Disclosure Schedule will be provided to Wendy's or Wendy's solicitors on or before the Delivery Date. Seller and the Company agree to continue to provide Wendy's and Wendy's solicitors with all commercially reasonable assistance in obtaining any such writings which are not in the possession of the Company, the Company Subsidiaries or the Affiliated Entities.

     2.24 BANKING RELATIONSHIPS. Section 2.24 of the Company Disclosure Schedule shows the names and locations of all banks and trust companies in which the Company or the Company Subsidiaries have accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

     2.25 INVESTMENT REPRESENTATIONS. (a) Seller acknowledges that the Wendy's Common Shares issuable in exchange for the Exchangeable Shares have not been registered under the Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States or to a U.S. Person unless such shares are registered under the U.S. Securities Act, or any exemption from the registration requirements of the U.S. Securities Act is available. Seller represents that he is not a U.S. Person and is not acquiring the Exchangeable Shares or the Wendy's Common Shares issuable in exchange therefor for the account or benefit of any U.S. Person. Seller acknowledges that the certificates representing the Wendy's Common Shares issuable in exchange for the Exchangeable Shares will bear a legend substantially as follows:


                                       31

          "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD UNLESS THEY ARE REGISTERED UNDER THE ACT OR SOLD IN A TRANSACTION COMPLYING WITH RULE 144 OR ANOTHER EXEMPTION FROM THE ACT. THE TRANSFER OF THE SHARES IS RESTRICTED PURSUANT TO THE TERMS OF A PURCHASE AGREEMENT, DATED AS OF OCTOBER 31, 1995, BY AND AMONG WENDY'S INTERNATIONAL, INC., 632687 ALBERTA LTD., 1149658 ONTARIO INC. AND RONALD
     V. JOYCE AND A SHARE EXCHANGE AGREEMENT, DATED AS OF             , 199
     , BY AND AMONG WENDY'S INTERNATIONAL, INC., 1149658 ONTARIO INC. AND RONALD
     V. JOYCE (A COPY OF EACH SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF WENDY'S INTERNATIONAL, INC.)."

          (b) Seller represents that he is acquiring the Exchangeable Shares and the Wendy's Common Shares issuable in exchange therefor as principal for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof in contravention of the U.S. Securities Act, nor with any present intention of distribution or selling the same in contravention of the U.S. Securities Act.

          (c) Except as contemplated herein, Seller represents that he has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Wendy's Common Shares issuable in exchange for the Exchangeable Shares.

          (d) Seller represents that he has had an opportunity to discuss Wendy's business, management and financial affairs with such advisors as Seller has deemed necessary.

          (e) Seller represents that, except for the transactions contemplated by this Agreement and the Transaction Agreements, he has no, and is not aware of any, plans or proposals of a type which would be required to be disclosed pursuant to Item 4 of a Schedule 13D to be filed under the Exchange Act and the rules and regulations promulgated thereunder in respect of Wendy's Common Shares.

     2.26 SECURITY INTERESTS. Seller is a resident of the province of Alberta. Seller has not, on or prior to the date hereof, granted or agreed to grant any Lien that may attach or otherwise apply to the Exchangeable Shares.


                                       32

     2.27 ONTARIO OR ALBERTA SECURITIES ACT. Neither the Company nor any of the Company Subsidiaries is a "reporting issuer" within the meaning of the Ontario Securities Act or the Alberta Securities Act.

     2.28 ADVERTISING AND MARKETING MATTERS. (a) Section 2.28(a) of the Company Disclosure Schedule contains a list of all advertising programs in excess of Cdn. $10,000 including, without limitation, promotions, contests, sponsorships, and similar programs, currently being carried out, carried out over the past year, or for which contractual commitments have been made to carry out in the future by the Company or any Company Subsidiary, including, where applicable, approvals received from Governmental Entities or industry self-regulatory authorities, all of which advertising programs were and are in compliance with applicable laws and industry self-regulatory standards.
Attached to Section 2.28(a) of the Company Disclosure Schedule are true and complete copies of the audited financial statements of the T.H.D. Advertising Agency and the unaudited financial statements of the T.H.D. Advertising Agency - U.S., each as of December 31, 1994, which completely and accurately reflect all of the Company's and the Company Subsidiaries' advertising programs carried out as of the date thereof.

          (b) Section 2.28(b) of the Company Disclosure Schedule contains particulars of all unresolved complaints by and disputes with competitors regarding any product offered for sale or any advertising program carried out by the Company or any Company Subsidiary.

     2.29 COMPANY DISCLOSURE SCHEDULE. All items disclosed in a specific section of the Company Disclosure Schedule shall be deemed to be disclosed for purposes of all other sections of the Company Disclosure Schedule, other than
Section 2.23 of the Company Disclosure Schedule; provided that the Company shall use its best efforts to cross-reference, with respect to any such item, all other sections of the Company Disclosure Schedule in which such item would have to be disclosed pursuant to the terms of this Agreement; and provided further that an item required to be disclosed in Section 2.23 of the Company Disclosure Schedule shall only be deemed to be disclosed for purposes of Section 2.23 if
Section 2.23 is specifically cross-referenced with respect to such item in the section of the Company Disclosure Schedule in which such item is disclosed.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF WENDY'S

          Each of Wendy's and Newco, jointly and severally, represents and warrants to Seller as of the date of this Agreement and, except as otherwise provided, as of the Closing Date as follows:


                                       33

     3.1 ORGANIZATION. Each of Wendy's and Newco is a corporation duly organized, validly existing and, in the case of Wendy's, is in good standing and, in the case of Newco, is up to date in the filing of all corporate and similar returns under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or up to date in such filing, as the case may be, or to have such power and authority would not have a Wendy's Material Adverse Effect.

     3.2 CAPITALIZATION. (a) The authorized capital stock of Wendy's consists of 200,000,000 Wendy's Common Shares, of which, as of October 1, 1995, 103,382,000 shares were issued and outstanding, and 250,000 shares of preferred stock, none of which is issued as of the date hereof. All issued and outstanding Wendy's Common Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and in Section 3.2 of the Wendy's Disclosure Schedule and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are not outstanding any (i) shares of capital stock of Wendy's, (ii) options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or any of its subsidiaries or obligating Wendy's or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares or Voting Debt of, or other equity interests in, Wendy's or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or (iii) obligations of Wendy's or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

          (b) The authorized capital stock of Newco consists of (a) an unlimited number of common shares, without nominal or par value, and (b) an unlimited number of Exchangeable Shares, (i) none of which will be outstanding immediately prior to the Closing, and (ii) 16,450,000 of which will be outstanding immediately after the Closing. All common shares issued and outstanding immediately prior to and immediately after the Closing will be owned, directly or indirectly, by Wendy's.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Wendy's and Newco has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements to which Wendy's or Newco is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Wendy's and Newco and, in the case of Newco, by its sole shareholder, and no other corporate proceedings on the part of Wendy's or Newco are necessary to authorize this Agreement, the Transaction Agreements to which Wendy's or


                                       34

Newco is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Wendy's and Newco, and assuming that this Agreement has been duly executed and delivered by each of Seller and the Company, constitutes a legal, valid and binding obligation of each of Wendy's and Newco, enforceable against each of Wendy's and Newco in accordance with its terms. Assuming due execution and delivery by all parties thereto, the Transaction Agreements to which Wendy's or Newco is a party will constitute a legal, valid and binding obligation of each of Wendy's and Newco, as the case may be, enforceable against each of Wendy's and Newco in accordance with their respective terms.

     3.4 CONSENTS AND APPROVALS; NO VIOLATION. None of the execution and delivery by Wendy's or Newco of this Agreement or the Transaction Agreements to which Wendy's or Newco is a party, as the case may be, the consummation by Wendy's or Newco, as the case may be, of the transactions contemplated hereby or thereby or compliance by Wendy's or Newco with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation (or similar document) or by-laws of Wendy's or Newco or any voting trust or other agreement or understanding with respect to the voting of Wendy's Common Shares to which Wendy's or Newco is a party or by which either of them is bound, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (A) filings under the HSR Act, if any, and pre-merger notification under the Competition Act, (B) filings as may be required under the U.S. Securities Act, the Exchange Act, state securities or blue sky laws, and
(C) application for review under the Investment Canada Act, (iii) result in a violation of, default under (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Obligation to which Wendy's or any of its subsidiaries is a party or by which Wendy's or any of its subsidiaries or any of their respective assets may be bound, or (iv) violate any Order applicable to Wendy's or any of its subsidiaries or any of their respective assets.

     3.5 SEC REPORTS. Wendy's has delivered or made available to Seller each registration statement, report, proxy statement or information statement prepared by it and filed with the SEC since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Wendy's Reports"). As of their respective dates, the Wendy's Reports (i) were prepared in all material respects in accordance with the applicable requirements of the U.S. Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, the Wendy's Reports (including the related notes and schedules) fairly presents the consolidated financial


                                       35
position of Wendy's and its consolidated subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows included in, or incorporated by reference into, the Wendy's Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Wendy's and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

     3.6 POOLING. None of Wendy's, its subsidiaries or any of their respective affiliates nor any of the officers or directors of Wendy's or any of its subsidiaries has taken or agreed to take any action that would adversely affect the ability to account for the transactions contemplated hereby and by the Transaction Agreements as a pooling of interests under U.S. GAAP. Since
January 1, 1993, Wendy's has not (a) been a subsidiary or division of another corporation; (b) changed the equity interest of Wendy's Common Shares in contemplation of effecting the transactions contemplated hereby; or (c) reacquired more than a normal number of Wendy's Common Shares.

     3.7 BROKERS AND FINDERS. None of Wendy's, its subsidiaries or any of the officers, directors or employees of Wendy's or any of its subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     3.8 WENDY'S DISCLOSURE SCHEDULE. All items disclosed in a specific section of the Wendy's Disclosure Schedule shall be deemed to be disclosed for purposes of all other sections of the Wendy's Disclosure Schedule.


                                    ARTICLE 4
                                    COVENANTS

     4.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or with the prior written consent of Wendy's during the period from the date of this Agreement to the Closing Date, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and the Company will, and will use all commercially reasonable efforts to cause each of the Company Subsidiaries to, preserve intact its present business organization, keep available the services of their respective present officers and employees and preserve its relationships with their respective licensors, licensees, Franchisees, customers, suppliers, employees and any others having business dealings with them to the end that the goodwill and ongoing Business of the Company and each Company Subsidiary shall not be impaired at the Closing. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, including the Exhibits hereto, prior to


                                       36
the Closing without the prior written consent of Wendy's, the Company will not, and will not permit any of the Company Subsidiaries to, take any of the actions set forth in Section 2.6(b) hereof or to make any major planning decision or any strategic decision or any major investment (including any decision involving an investment of more than Cdn. $500,000, other than development deals in the ordinary course of business consistent with past practice).

     4.2 NO SOLICITATION, ETC. Each of Seller and the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date (a) none of Seller, the Company or any of the Company Subsidiaries shall, and each of them shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller, the Company or any of the Company Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, amalgamation, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (including, but not limited to, a public offering) of, the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) each of Seller and the Company will, and will cause each of the Company Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and each of Seller and the Company will, and will cause each of the Company Subsidiaries to, take the necessary steps to inform such parties of the obligations undertaken in this Section 4.2; and (c) each of Seller and the Company will, and will cause each of the Company Subsidiaries to, notify Wendy's immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, the Company or any of the Company Subsidiaries.

     4.3 TRANSFER REQUIREMENTS. (a) Seller acknowledges that he may be deemed to be an affiliate of Wendy's and that the distribution by him of the Wendy's Common Shares obtained by him upon exchange of the Newco Exchangeable Shares has not been registered under the U.S. Securities Act. Seller shall not sell, transfer or otherwise dispose of the Wendy's Common Shares issued to him upon exchange of the Newco Exchangeable Shares unless (i) such sale, transfer or other disposition has been registered under the U.S. Securities Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 144 promulgated by the SEC under the U.S. Securities Act or (iii)


                                       37
in the opinion of counsel reasonably acceptable to Wendy's, or a "no action" letter obtained by Seller from the staff of the SEC, such sale, transfer or other disposition is exempt from registration under the U.S. Securities Act; provided, however, that in no event shall Seller make any sale, transfer or other disposition of the Wendy's Common Shares in violation of (i) the rules and regulations of the SEC promulgated under the U.S. Securities Act, (ii) this
Section 4.3 or (iii) Section 5.6 of the Share Exchange Agreement.

          (b) Seller agrees that Seller will not sell, dispose of, mortgage, pledge, charge, grant a security interest in, or otherwise transfer the Exchangeable Shares or any part thereof, except for an exchange of such Exchangeable Shares for Wendy's Common Shares pursuant to Newco's Articles of Incorporation or the Share Exchange Agreement and except to the Trustee under the Guaranty and the Trust Agreement.

          (c) Without limiting the generality of the foregoing, from and after the date hereof, each of Seller and the Company covenants and agrees not to sell, transfer or otherwise dispose of, and not to enter into any contract or otherwise agree to sell, transfer or otherwise dispose of, any Newco Exchangeable Shares or Wendy's Common Shares until such time as financial results covering at least 30 days of post-Closing combined operations of the Company and Newco have been published.

     4.4 DUE DILIGENCE; ACCESS TO INFORMATION. (a) Prior to the Closing, the Company and the Company Subsidiaries shall incur expenses or establish reserves in an aggregate amount (when added to any amounts incurred or funded after August 8, 1995 and prior to Closing) of Cdn. $3,500,000 as specified by Wendy's from time to time, in the following order of priority, for (i) title due diligence, including, but not limited to, all Title Costs, on the properties owned by the Company, any Company Subsidiary or any Affiliated Entity,
(ii) environmental due diligence on the Targeted Real Properties, (iii) Estimated Damages with respect to the litigation described on Schedule 4.4(a),
(iv) title due diligence, including, but not limited to, Title Costs, on the properties leased by the Company, any Company Subsidiary or any Affiliated Entity, (v) tax, legal and business issues as specified by Wendy's from time to time and (vi) to the extent not used for any of the foregoing, any Environmental Costs. The Company and the Company Subsidiaries shall not reduce prior to Closing the aggregate amount of such reserves, other than to the extent used to pay for expenses incurred as contemplated by the previous sentence.

          (b) From the date of this Agreement until the Closing, upon reasonable notice, each of Seller and the Company will, and will cause the Company Subsidiaries, and will use commercially reasonable efforts to cause the Affiliated Entities, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Wendy's and its officers, employees, counsel, advisors and representatives (collectively, the "Wendy's Representatives") full access, during normal working hours, to the offices and other


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

facilities and to the books and records of the Company, the Company Subsidiaries and the Affiliated Entities and permit Wendy's and the Wendy's Representatives to make inspections thereof as either of them may require and will cause the Company Representatives and the Company Subsidiaries to, and will use commercially reasonable efforts to cause the Affiliated Entities to, furnish Wendy's and the Wendy's Representatives with such financial and operating data and such other information with respect to the Business of the Company, the Company Subsidiaries and the Affiliated Entities and make such management and other personnel available to discuss the business and prospects of the Company, the Company Subsidiaries and the Affiliated Entities as Wendy's may from time to time reasonably request. Each of Seller and the Company agrees that no investigation by Wendy's, Newco or the Wendy's Representatives shall affect or limit the scope of the representations and warranties of Seller and the Company contained herein or in any of the Transaction Agreements or limit the liability for the breach of any such representation or warranty.

          (c) From the date of this Agreement until Closing, upon reasonable notice, Wendy's will, and will cause its subsidiaries and each of their respective officers, directors, employees, counsel, advisors and representatives to, give Seller and its counsel, advisors and representatives (collectively, the "Seller's Representatives") full access, during normal working hours, to such offices and other facilities and to such books and records of Wendy's and its subsidiaries and permit Seller and the Seller's Representatives to make such inspections thereof as may reasonably be required to confirm the accuracy of the Wendy's Reports. Wendy's shall cause its subsidiaries and each of their respective officers, directors, employees, counsel, advisors and representatives to furnish Seller and the Seller's Representatives with such financial and operating data and such other information with respect to the Business of Wendy's and its subsidiaries and make such management and other personnel available to discuss the Business and prospects of Wendy's and its subsidiaries as may reasonably be required from time to time for such purpose. Wendy's agrees that no investigation by Seller or the Seller's Representatives shall affect or limit the scope of the representations and warranties of Wendy's or Newco contained herein or limit the liability for the breach of any such representation or warranty.

     4.5  ENVIRONMENTAL DUE DILIGENCE.  (a)  Without limiting the generality of
Section 4.4, each of Seller and the Company agrees that, between the date hereof and the Closing, Wendy's and one or more environmental consultants designated by Wendy's (the "Environmental Consultant") shall be permitted to visit, upon reasonable notice, any and all Targeted Real Properties, interview employees of the Company, of any Company Subsidiary, of any Affiliated Entity or of any Franchisee with respect to the Franchisee Real Property, check files relating to Environmental Matters at such properties, and maintained by Governmental Entities and all other public and private persons, entities and organizations and conduct such other investigations, including, but not limited to, a Phase


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                                     - 61 -

I, Phase II or other appropriate investigation, as Wendy's or such Environmental Consultant reasonably deems necessary or appropriate to determine the existence of any Environmental Matters, including, without limitation, sampling and testing of soils, ground water, surface water or air; PROVIDED, HOWEVER, that Wendy's and the Environmental Consultant shall not unreasonably interfere with the business conducted on such properties. Each of Seller and the Company acknowledges and agrees that no action taken by Wendy's or by the Environmental Consultants hereunder shall constitute a trespass by Wendy's or the taking of possession, management, care, control or charge of any Targeted Real Property owned or leased by the Company, by any Company Subsidiary, by any Affiliated Entity or by any Franchisee with respect to Franchisee Real Property. In furtherance of the foregoing provisions of this Section 4.5, each of Seller and the Company covenants and agrees that it will, immediately upon a request therefor from Wendy's, unless otherwise agreed, secure all consents, directions, authorizations and permissions necessary or required to permit Wendy's and the Environmental Consultant to access, undertake and complete the foregoing investigations and will use all commercially reasonable efforts to provide Wendy's, the Environmental Consultant, and Wendy's solicitors, with all consents, directions, authorizations and permissions necessary for the release to Wendy's, to the Environmental Consultants and to Wendy's attorneys and solicitors of information, records and files maintained by Governmental Entities and all other public and private persons, entities and organizations with respect to Environmental Matters in, at or about the Targeted Real Properties.

          (b) Prior to the Closing, the Company shall cause TDL to establish a reserve (the "Environmental Reserve") in an amount equal to Cdn. $12,500,000.

          (c) After the conclusion of Wendy's environmental due diligence, but no later than 15 days prior to the Closing, Wendy's shall (i) notify Seller and the Company in writing of its good faith estimate (the "Environmental Cost Estimate") of (A) the Environmental Costs required with respect to any Targeted Real Property on which it has conducted environmental due diligence and (B) any Damages which are reasonably likely to be incurred as a result of items specified in Sections 2.23(a) through (c) of the Company Disclosure Schedule and
(ii) provide Seller and the Company with copies of the reports prepared by the Environmental Consultant with respect to each Targeted Real Property. In the event the Environmental Cost Estimate exceeds Cdn. $22,500,000, Seller and the Company shall have the option to either remedy Environmental Matters relating to the Company, any Company Subsidiary or any Affiliated Entity so that the estimated Environmental Costs after such remedial actions are equal to or less than Cdn. $22,500,000 or establish a reserve in an amount equal to the full amount by which the estimated Environmental Costs exceed Cdn. $22,500,000, in each case prior to Closing. If no such remedial action is taken and successfully completed and no such reserve is established prior to Closing, Wendy's shall be entitled to terminate this Agreement in accordance with Article 6 hereof. If the Environmental Cost Estimate


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                                     - 62 -
exceeds Cdn. $30,000,000, Seller and the Company shall be entitled to terminate this Agreement in accordance with Article 6 hereof.

     4.6 REGULATORY AND OTHER APPROVALS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) Each of the parties hereto will use its (i) best efforts to obtain as promptly as practicable all consents, authorizations, orders, approvals and waivers from Governmental Entities and regulatory bodies and transfers of Permits or registrations with Governmental Entities and regulatory bodies required in connection with the transactions contemplated by this Agreement (the "Required Consents") and (ii) commercially reasonable efforts to obtain as promptly as practicable all other consents, approvals and waivers of any violations, breaches and defaults that may be caused by the consummation of the transactions contemplated by this Agreement. Each of Seller and the Company shall provide such reasonable information and assistance as Wendy's and Newco may request for purposes of dealing with Investment Canada, the Competition Bureau and any other government official. In addition the parties hereto shall each take all necessary actions to promptly (A) file a pre-merger notification and an application for an advanced ruling certificate pursuant to the Competition Act, and (B) make an application for review under the Investment Canada Act. Wendy's and Newco shall, on a timely basis, take all reasonable actions as they deem, in their sole discretion, to be necessary or advisable to satisfy any government officials that the acquisition of the Company Common Shares is likely to be of net benefit to Canada, having regard to the relevant factors enumerated in the Investment Canada Act.

     4.7 PUBLIC ANNOUNCEMENTS. Except as required by law, none of the parties hereto will issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties. Each of the parties hereto will consult with the other parties hereto prior to making any public disclosure required by law with respect to the transactions contemplated by this Agreement.

     4.8 NOTIFICATION OF CERTAIN MATTERS. Each of the parties hereto shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement and made by such party to be untrue or inaccurate in any


                                       41
material respect at any time from the date hereof to the Closing and (ii) any material failure of such other party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of such party or the conditions to the obligations of such party hereunder.

     4.9 CERTAIN ASSETS. (a) Prior to Closing, the Company, the Company Subsidiaries and the Affiliated Entities shall dispose of, or cause the distribution of, their entire interest in the assets described on Schedule 4.9(a) to Seller without any payment by Seller. The parties hereto agree that the assets listed on Schedule 4.9(a) shall be valued at their net book value.

          (b) At any time during the period commencing 37 months after the Closing Date and ending 84 months after the Closing Date, Seller shall have the option, exercisable by written notice to Wendy's, to purchase the interest held by Newco, its successor or their respective subsidiaries in (i) the Beamsville property and/or (ii) the Mainway developments, in each case as described in
Schedule 4.9(b), at a price with respect to each such property equal to the net book value thereof as reflected on Newco's books on the Closing Date immediately after the Closing.

     4.10 RESIGNATION OF DIRECTORS. Each of Seller and the Company agrees that it shall cause all of the members of the Board of Directors of the Company and the Company Subsidiaries, other than Ronald V. Joyce, to resign as directors of the Company and the Company Subsidiaries as of the Closing Date. Each of Seller and the Company will use all reasonable commercial efforts to obtain releases from each of the foregoing individuals in favour of the Company or the Company Subsidiaries, as the case may be.

     4.11 EMPLOYMENT AGREEMENT; BOARD REPRESENTATION. At the Closing, TDL and Seller shall enter into an Employment Agreement substantially in the form of Exhibit H hereto and, at Closing, Newco, as the sole holder of TDL common stock, shall elect Seller as Senior Chairman of TDL. Wendy's shall use its best efforts to appoint Seller to Wendy's Board of Directors as soon as a seat becomes available after the Closing. Wendy's shall use its best efforts to make this opportunity available to Seller as soon as possible. Except as set forth in Sections 4.10 and 4.11, at the Closing Seller shall resign from all functions held by Seller in the Company, the Company Subsidiaries and the Affiliated Entities and provide the Company, the Company Subsidiaries and the Affiliated Entities with a full and final release of all claims of any nature including those arising from employment or entitlement to directors fees, if any, with respect to such functions, but specifically excluding those relating to payments to be made as contemplated under Section 1.1(c) hereof and all continuing obligations pursuant to the Transaction Agreements.


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

     4.12 SUBSEQUENT FINANCIAL STATEMENTS. As soon as practicable after the end of each month during the period from the date of this Agreement until the Closing Date, the Company shall prepare and promptly deliver to Wendy's (i) copies of an unaudited consolidated balance sheet as of the end of such month and an unaudited consolidated income statement for the month then ended for the Company and (ii) copies of detailed schedules of inventories, receivables and payables as of the end of such month, relating to the Company and the Company Subsidiaries (such detailed Schedules shall include an aging analysis, the principles on which this analysis is based, whether such receivables or payables are disputed, and if so the particulars regarding such dispute). All financial statements and schedules delivered hereunder shall be prepared on a basis consistent with past practice.

     4.13 RESERVATION BY WENDY'S OF WENDY'S COMMON SHARES. Prior to the Closing, the Board of Directors of Wendy's shall have irrevocably reserved sufficient Wendy's Common Shares for issuance in connection with the Exchangeable Shares and the Subscription Agreement.

     4.14 TRANSACTION AGREEMENTS. Each of the parties hereto agrees that at the Closing it shall enter into each Transaction Agreement to which it is a party.

     4.15 STOCK OPTIONS. Prior to Closing, Wendy's shall determine the timing of grants of options to purchase Wendy's Common Shares after Closing and, after consultation with Seller and the Company, Wendy's shall determine the employees of the Company and the Company Subsidiaries who will be granted such options and the number of such options. Each such determination shall be consistent with Wendy's existing stock option plans and past granting practice.

     4.16 POOLING. Each of Seller and the Company will not, and will cause the Company Subsidiaries not to, take or allow to be taken or fail to take any act or omission which act or omission would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes under U.S. GAAP.

     4.17 CO-OPERATION. The parties hereto shall co-operate fully and in good faith with each other and their respective legal advisors, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement. At the request of Wendy's and its consultants and solicitors, the Company shall, and shall cause each of the Company Subsidiaries and, in respect of title due diligence and environmental due diligence, each Affiliated Entity to, authorize and direct Governmental Entities to provide Wendy's and its consultants and solicitors with such information, certificates, clearances and statements (to the extent no inspection is required by any Governmental Entity) as Wendy's may request. The Company shall, and shall cause the Company Subsidiaries and the Affiliated Entities to, execute specific


                                       43
authorizations in pursuance of this section within two (2) days of request therefor by Wendy's.

     4.18 CONSENTS. Each of Seller and the Company shall, and shall cause the Company Subsidiaries to, use all reasonable efforts to obtain the consent to the sale of the Company Common Shares to Newco, where necessary or advisable, from the parties to the Material Contracts.

     4.19 BOOKS AND RECORDS. On the Closing Date, the Company and the Company Subsidiaries shall be in possession of all documents which relate to their respective operations, including all books, records, books of account, lists of suppliers and other data, financial or otherwise relating to the operation of their respective businesses.

     4.20 AMALGAMATION. Seller covenants and agrees to consent to the amalgamation of Newco or its successors with the Company and TDL and waives any right to dissent or demand fair value; provided the articles of the amalgamated entity are in all material respects the same as those of Newco.

     4.21 EXECUTION OF CERTAIN DOCUMENTS. Prior to Closing, Seller and the Company covenant and agree to use all commercially reasonable efforts to arrange for the preparation and execution of:

          (a) all Franchise Agreements and Waivers disclosed in Section 2.12(a) and 2.12 (d) of the Company Disclosure Schedule; and

          (b) all leases and waivers disclosed in Section 2.15(b) of the Company Disclosure Schedule;

which are not validly executed as at the date of this Agreement with all such documentation to be signed by all parties thereto and all such waivers to be in a form acceptable to Wendy's and, in circumstances where the waiver arose as a result of a third party assertion that the Company or a Company Subsidiary had failed to fulfill all its obligations, shall include a full and final release from such third party.

     4.22 DISCLOSURE OF REPORTS. Wendy's covenants and agrees to cause the Wendy's Representatives to provide to the Company and Seller copies of reports received from Environmental Consultants as they are received.

     4.23 SELLER'S SEC FILINGS. Seller covenants and agrees that he will on a timely basis file with the SEC a Schedule 13D and a Form 3 under the Exchange Act with respect to the transactions contemplated hereby.


                                       44

     4.24 CONDUCT OF WENDY'S BUSINESS. Except as contemplated by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Closing Date, Wendy's will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business and will use all commercially reasonable efforts to preserve intact the goodwill and ongoing business of Wendy's and its subsidiaries.

     4.25 CANADIAN TAX STATUS. Wendy's covenants and agrees that it will advise Seller from time to time, as reasonably requested by Seller, within a reasonable time after receipt by Wendy's of such request whether it is, at the time of such request, a "specified financial institution" for purposes of the INCOME TAX ACT (Canada) and whether the Wendy's Common Shares are, at that time, a "United States real property interest" within the meaning of Section 897(c) of the Code.

     4.26 EMPLOYER HEALTH TAX. (a) In the event the two appeals currently pending before the Ontario Court, General Division and the notice of objection filed with the Minister of Finance (Ontario), with respect to the obligation of TDL to pay Employer Health Tax described in Schedule 4.26(a) are successful and, as a result thereof, TDL receives a tax refund, Seller shall be entitled to receive an additional number of Wendy's Common Shares representing an aggregate Wendy's Share Value as of the Closing Date equal to the amount of such refund. In such event, Wendy's shall take all necessary action to issue such number of Wendy's Common Shares to Seller.

          (b) Seller and the Company shall and shall cause the Company Subsidiaries to fully accrue all possible Employer Health Tax liability prior to Closing.

     4.27 COMPANY DISCLOSURE SCHEDULE. (a) The Company shall deliver to Wendy's the Company Disclosure Schedule, in complete and final form, on or before the Delivery Date (except for Sections 2.23(a) through (c) thereof, which shall be delivered on or before November 3, 1995). Wendy's shall be entitled to review the Company Disclosure Schedule (other than Sections 2.23(a) through (c)) until the later of (i) December 1, 1995 or (ii) the expiration of a period of ten business days following such delivery, at which time Wendy's shall notify Seller and the Company in writing of all items (the "Specified Items") which it has identified during such review which result in Damages (which, for purposes of this Section 4.27, shall mean any actual Damages incurred, as well as any potential Damages to the extent a reserve is required to be established with respect thereto under U.S. GAAP) and its good faith estimate of the amount of such Damages attributable to all Specified Items (the "Estimated Damages"). In the event Seller and the Company disagree with Wendy's good faith estimate of the Estimated Damages, the parties hereto shall then endeavour to agree upon the amount of the Estimated Damages within five business days following the end of Wendy's review period of the Company Disclosure Schedule. If the parties hereto fail to agree on the amount of the Estimated


                                       45

Damages within such five business day period, each party shall be entitled to request Peat Marwick Thorne to provide its good faith determination of the Estimated Damages based on reasonable assumptions and after due inquiry. Peat Marwick Thorne shall be instructed to deliver such estimate in writing no later than 10 days prior to Closing) to the parties hereto. Such determination shall be binding on the parties hereto.

               (b) If Specified Items which have not been fully remedied represent, in the aggregate, Estimated Damages in excess of Cdn. $3,000,000, other than (i) Estimated Damages resulting from the litigation identified on
Schedule 4.4(a) hereof, which Estimated Damages up to the amount of Cdn. $300,000 shall be deemed to be covered by the reserves in the aggregate amount of Cdn. $3,500,000 established pursuant to Section 4.4(a) hereof and (ii) Estimated Damages which are not actually incurred because agreements to which either the Company or a Company Subsidiary is a party are unsigned (such amount in excess of Cdn. $3,000,000 being referred to as "Excess Damages"), Seller and the Company shall have the option, prior to Closing, to (i) fully cure the Specified Items or (ii) set up a reserve in respect of the full amount of the Excess Damages. If such Specified Items shall not have been cured and no such reserve shall have been established in respect of the Excess Damages prior to Closing, then Wendy's, at its sole option, shall be entitled to either
(i) require that the Escrow Fund be increased by a number of Newco Exchangeable Shares having a Wendy's Share Value equal to the amount of the Excess Damages and that this Agreement and the Transaction Agreements be amended to reflect such increase or (ii) terminate this Agreement in accordance with Article 6 hereof.

     4.28 SEC REPORTS. From and after the date hereof until Closing, Wendy's shall provide Seller and the Company with all Wendy's Reports filed with the SEC after the date hereof and prior to Closing.


                                    ARTICLE 5
                   CONDITIONS TO CONSUMMATION OF TRANSACTIONS

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE TRANSACTIONS. The obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction or, where permissible, waiver at or prior to the Closing, of each of the following conditions:

               a) any waiting period applicable to the consummation of thetransactions contemplated hereby under the HSR Act and the Competition Act shall have expired or been terminated;

               (b) the Minister for purposes of the Investment Canada Act shall have been satisfied or deemed to have been satisfied that the acquisition


                                       46
                    by Newco of the Company Common Shares is likely to be of net benefit to Canada;

               (c) no Order shall have been issued, enacted, entered, or promulgated (which remains in effect) by any Governmental Entity, the enforcement of which would, individually or in the aggregate, prohibit or materially restrict the consummation of the transactions contemplated hereby or make such consummation illegal;

               (d) the Escrow Agreement, substantially in the form of Exhibit B hereto, with such changes as may be required by the Escrow Agent, shall have been executed and delivered by all parties thereto;

               (e) the Trust Agreement, substantially in the form of Exhibit C hereto, with such changes as may be required by the Trustee, shall have been executed and delivered by all parties thereto;

               (f) the Guaranty substantially in the form of Exhibit D hereto, shall have been executed and delivered by Seller;

               (g) the Subscription Agreement, substantially in the form of Exhibit E hereto, shall have been executed and delivered by all parties thereto;

               (h) the Support Agreement, substantially in the form of Exhibit F hereto, shall have been executed and delivered by all parties thereto;

               (i) the Share Exchange Agreement, substantially in the form of Exhibit G hereto, shall have been executed and delivered by all parties thereto;

               (j) the Employment Agreement, substantially in the form of Exhibit H hereto, shall have been executed and delivered by all parties thereto;

               (k) the Registration Rights Agreement, substantially in the form of Exhibit I hereto, shall have been executed and delivered by Wendy's and Seller;

               (l) all necessary corporate action for the purpose of approving the transactions contemplated by this Agreement and the Transaction Agreements shall have been taken by the Company, Wendy's and Newco; and

               (m) Wendy's and Seller shall have received a letter, reasonably acceptable to Wendy's, from Coopers and Lybrand L.L.P., dated the


                                       47

               Closing Date, stating that the transaction contemplated hereby and by the Transaction Agreements qualifies as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and the SEC shall not have stated any objection to such qualification.

     5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WENDY'S AND NEWCO TO CONSUMMATE TRANSACTIONS. The obligations of Wendy's and Newco to consummate the transactions contemplated hereby are further subject to the satisfaction of each of the following conditions:

          (a) (i) the representations and warranties of each of Seller and the Company set forth in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date as if made at and as of such time, except that any representation or warranty made as of a specified date shall continue to be true, complete and accurate in all material respects on and as of such date and except for any changes resulting from the ordinary course of business which have been disclosed to, and approved by, Wendy's; and (ii) Wendy's shall not have become aware of any events, circumstances or conditions relating to the Company or any Company Subsidiary as a consequence of its review of any of the documents, other than the Company Disclosure Schedule, required to be delivered to Wendy's or Wendy's solicitors by or on behalf of the Company, any Company Subsidiary or any Affiliated Entity on or before the Delivery Date (the "Required Documents"), which events, circumstances or conditions, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect; and
               (iii) Wendy's shall not have become aware of any events, circumstances or conditions relating to the Company or any Company Subsidiary (other than events, circumstances or conditions of which Wendy's shall have become aware as a consequence of its review of documents, other than the Required Documents, delivered to it by, or on behalf of, the Company) which events, circumstances or conditions individually or in the aggregate have or could reasonably be expected to have a Company Material Adverse Effect;

               (b) each of Seller and the Company shall have performed in all material respects all of their respective covenants and obligations contained in this Agreement that are required to be performed at or prior to the Closing;

               (c) Wendy's shall have received a certificate of Seller and the Company, dated the Closing Date, signed by Seller and the Chief Financial Officer or the Chief Operating Officer of the Company to the effect that:

                    (i) the representations and warranties of Seller and the Company set forth in this Agreement are true, complete and accurate in all material respects at and as of the Closing Date as if made at and as of such time, except that any representation or warranty made as of a specified date continues to be true, complete and accurate in all material respects on and as of such date and except for any changes resulting from the ordinary course of business which have been disclosed to, and approved by, Wendy's; and

                    (ii) each of Seller and the Company has performed in all
                         material respects all of its covenants and obligations contained in this Agreement that are required to be performed at or prior to the Closing;

               (d) this Agreement has not been terminated pursuant to Article 6 hereof;

               (e) Wendy's shall have received an executed copy of the Schedule 13D required to be filed by Seller with the SEC in connection with the transactions contemplated hereby;

               (f) Wendy's shall have received the opinion of Tory Tory DesLauriers & Binnington and Alfred Lane, Esq., counsel to Seller and the Company, dated the Closing Date, in form and substance satisfactory to Wendy's, as to the matters set forth in Exhibit J (as to any matters of law other than Canadian Federal Law or Ontario law, such counsel may rely upon an opinion of local counsel reasonably acceptable to Wendy's and Newco; provided that Wendy's and Newco shall also be entitled to rely on any such local counsel opinion);

               (g) Wendy's shall have had the opportunity to review the Company Disclosure Schedule in complete and final form for at least ten business days and the parties shall have agreed on the amount of the Estimated Damages or Peat Marwick Thorne shall have delivered its determination of the Estimated Damages pursuant to Section 4.27;


                                       49

               (h) Seller shall have delivered to Newco a certificate or certificates representing Seller's Company Common Shares, as contemplated by Section 1.2;

               (i) Seller shall have delivered to Wendy's or Newco, as the case may be, the releases set forth in Section 4.10 and 4.11;

               (j) any restrictions on transfer concerning the Company Common Shares contained in the charter documents or by-laws of the Company shall have been terminated, waived or complied with, and any other agreement or other understanding (other than this Agreement) concerning the voting, repurchase or transfer of the Company Common Shares or the shares of the Company Subsidiaries shall have been terminated and shall no longer be in force or effect;

               (k) no suit, action or proceeding before any Governmental Entity shall have been commenced and be pending against any of the parties hereto or any of their affiliates, associates, officers or directors (i) seeking to restrain, prevent, or in any material respect change the transactions contemplated hereby; (ii) seeking civil penalties or material damages in connection with any such transactions; or (iii) which, if adversely decided, could reasonably be expected to, individually or in the aggregate, materially impair Wendy's or Newco's ability to consummate the transactions contemplated hereby, or could reasonably be expected to result in a Company Material Adverse Effect;

               (l) no Order shall be in effect, the enforcement of which could reasonably be expected to, individually or in the aggregate,
                    (i) impose civil penalties or material damages in connection with the transactions contemplated hereby; (ii) could have a Company Material Adverse Effect; (iii) materially impair Wendy's or Newco's ability to consummate the transactions contemplated hereby; or (iv) compel Wendy's or Newco, or their affiliates, to dispose of, discontinue, hold separate, or materially restrict the operations of, a significant portion of the business of the Company and the Company Subsidiaries, considered as a whole, or the business of Wendy's and its subsidiaries considered as a whole in connection with or as a result of the consummation of the transactions contemplated hereby;


                                       50

               (m) Seller shall have obtained all Required Consents and shall have used all commercially reasonable efforts to obtain all consents, approvals, authorizations, exemptions and waivers from third parties, reasonably satisfactory in form and substance to Wendy's and its counsel, with respect to the contracts, leases and permits set forth in Sections 2.8(a) or 2.13(b) of the Company Disclosure Schedule, to the extent necessary to consummate the transactions contemplated hereby without any violation or breach thereof or default, termination or acceleration occurring thereunder; and

               (n) the Company shall have disposed of its entire interest in the entities or assets described in Schedule 4.9 (a).

               Each of Seller and the Company will and will cause the Company Subsidiaries to furnish Wendy's and Newco with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 5.2 as Wendy's or Newco may reasonably request.

     5.3 ADDITIONAL CONDITIONS TO THE OBLIGATION OF SELLER AND THE COMPANY TO CONSUMMATE TRANSACTIONS. The obligation of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

               (a) the representations and warranties of Wendy's and Newco set forth in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date as if made at and as of such time, except that any representation or warranty made as of a specified date, shall continue to be true, complete and accurate in all material respects on and as of such date and except for any changes resulting from the ordinary course of business which have been disclosed to, and approved by, Seller and the Company;

               (b) Wendy's and Newco shall have performed in all material respects all of their respective covenants and obligations contained in this Agreement that are required to be performed at or prior to the Closing;

               (c) Seller shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of Wendy's to the effect that:

                    (i) the representations and warranties of Wendy's and Newco set forth in the Agreement are true, complete and accurate in


                                       51
                         all material respects at and as of the Closing Date as if made at and as of such time, except that any representation or warranty made as of a specified date continues to be true, complete and accurate in all material respects on and as of such date and except for any changes resulting from the ordinary course of business which have been disclosed to, and approved by, Seller and the Company; and

                    (ii) each of Wendy's and Newco has performed in all material respects all of their respective covenants and obligations contained in this Agreement that are required to be performed at or prior to the Closing;

               (d) Newco shall have delivered to Seller certificates representing the Share Consideration as contemplated by
                    Section 1.1; and

               (e) Seller shall have received the opinion of Lang Michener, Canadian counsel to Wendy's (as to any matters relating to laws other than Canadian or Ontario law, such counsel may rely upon an opinion of local counsel, reasonably acceptable to Seller and as to matters relating to Ohio law, upon an opinion of Vorys, Sater, Seymour and Pease, Ohio counsel to Wendy's), dated the Closing Date, in form and substance satisfactory to Seller, as to the matters set forth in Exhibit K.

               (f) Seller shall have received the opinion of Vorys, Sater, Seymour and Pease, Ohio counsel to Wendy's (as to any matters relating to laws other than U.S. federal law or Ohio law, such counsel may rely upon an opinion of local counsel), and Lawrence E. Schauf, Esq., counsel to Wendy's, dated the Closing Date, in form and substance satisfactory to Seller, as to the matters set forth in Exhibit L;

               (g) no suit, action or proceeding before any Governmental Entity shall have been commenced and be pending against any of the parties hereto or any of their affiliates, associates, officers or directors (i) seeking to restrain, prevent, or in any material respect change the transactions contemplated hereby; (ii) seeking civil penalties or material damages in connection with any such transactions; or (iii) which, if adversely decided, could reasonably be expected to, individually or in the aggregate, materially impair Seller's or the Company's ability to consummate the transactions contemplated


                                       52
                    hereby, or could reasonably be expected to result in a Wendy's Material Adverse Effect;

               (h) no Order shall be in effect, the enforcement of which could reasonably be expected to, individually or in the aggregate,
                    (i) impose civil penalties or material damages in connection with the transactions contemplated hereby; (ii) could have a Wendy's Material Adverse Effect; (iii) materially impair Seller's or the Company's ability to consummate the transactions contemplated hereby.

          Each of Wendy's and Newco will furnish Seller with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 5.3 as Seller may reasonably request.


                                   ARTICLE 6
                         TERMINATION; AMENDMENTS; WAIVER

          6.1 TERMINATION. This Agreement may be terminated at any time prior to Closing, by a written notice from the terminating party to the other parties hereto:

               (a)  by the mutual written consent of Wendy's and Seller;

               (b) by Wendy's or Newco if any of the representations or warranties of Seller or the Company contained herein shall be inaccurate or untrue in any material respect;

               (c) by Seller or the Company if any of the representations or warranties of Wendy's or Newco contained herein shall be inaccurate or untrue in any material respect;

               (d) by Wendy's or Newco if any covenant or agreement to be performed or observed by Seller or the Company hereunder has not been performed in any material respect at or prior to the time specified in this Agreement;

               (e) by Seller or the Company if any covenant or agreement to be performed or observed by Wendy's or Newco hereunder has not been performed in any material respect at or prior to the time specified in this Agreement;

               (f) by any party hereto if any Order of a Governmental Entity preventing or materially restricting the consummation of the


                                       53
                    transactions contemplated by this Agreement or the Transaction Agreements shall have become final and non-appealable;

               (g) by Wendy's or Seller, if not then in breach of any of its obligations hereunder, if the Closing has not occurred by June 30, 1996;

               (h) by Wendy's if (i) during the course of its due diligence review, including, but not limited to, the environmental due diligence described in Section 4.5 hereof, Wendy's is advised of any events or conditions of which Wendy's was not aware as of the date of this Agreement and which, individually or in the aggregate, could reasonably be expected to prevent the treatment of the transaction contemplated hereby as a pooling of interests for accounting purposes under U.S. GAAP or (ii) Wendy's shall have become aware of any events, circumstances or conditions relating to the Company, any Company Subsidiary or any Affiliated Entity as a consequence of its review of the Required Documents, which events, circumstances or conditions individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect; or (iii) Wendy's shall have become aware of any events, circumstances or conditions (other than events, circumstances or conditions of which Wendy's has become aware as a consequence of its review of documents, other than the Required Documents, delivered to it by or on behalf of the Company) which events, circumstances or conditions, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect.

               (i)  by Wendy's, pursuant to Section 4.27 or 4.5(c); or

               (j)  by Seller pursuant to Section 4.5(c).

          6.2  EFFECT OF TERMINATION.  (a)   In the event of the termination and
abandonment of this Agreement pursuant to Article 6 hereof, this Agreement shall forthwith become void and have no further effect, other than the provisions of this Article 6 and Article 7 hereof which shall survive any such termination and there shall be no further liability (other than liabilities arising up to the time of such termination or abandonment) on the part of any party or its directors, officers or stockholders. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.


                                       54

          (b)  In the event of a termination of this Agreement pursuant to
Section 6.1(b), (c), (d) or (e) hereof, nothing contained herein shall restrict the ability of the terminating parties to seek damages (including, without limitation, their expenses incurred in connection with this Agreement) from the other parties for any breach of this Agreement or the right to pursue any other remedy at law or in equity.

          (c) In the event of a termination of this Agreement, the terms of the confidentiality agreement, dated June 5, 1995, between Wendy's and The TDL Group Ltd., and the confidentiality agreement, dated June 19, 1995, among Wendy's, Seller and the Company, shall continue to be binding on the parties hereto.


                                    ARTICLE 7
                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES AND AGREEMENTS; INDEMNITY

     7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation by any party hereto and notwithstanding the Closing hereunder, all representations and warranties made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the "Survival Period"); provided, however, that any claim (indicating with reasonable specificity the basis for such claim) written notice of which shall have been delivered to the indemnifying party within the Survival Period shall survive the termination of the Survival Period and continue until the resolution of such claim. The covenants and agreements set forth in this Agreement shall survive the Closing and shall continue in accordance with their terms.

     7.2 AGREEMENT TO INDEMNIFY. (a) Subject to the terms and conditions of this Article 7, Seller and the Company hereby jointly and severally agree to indemnify, defend and hold harmless Wendy's and Newco and each of their respective directors and officers, (collectively, the "Wendy's Group") from and against any and all Damages asserted against, resulting from, imposed on or incurred or suffered by the Wendy's Group, directly or indirectly, with Damages of the Company, a Company Subsidiary or an Affiliated Entity being deemed to be suffered by the Wendy's Group as a result of or arising from the following (collectively, "Wendy's Claims"): (i) any breach or alleged breach of any of the representations or warranties made by Seller or the Company in this Agreement, in any Transaction Agreement or in any certificate or other document furnished by or on behalf of Seller or the Company, any Company Subsidiary or an Affiliated Entity pursuant to this Agreement or any of the Transaction Agreements, other than Seller's and the Company's representations and warranties with respect to any Environmental Matter, including, but not limited to, the representations and warranties contained in Section 2.23 hereof (provided, however, that the Wendy's Group shall not be


                                       55
entitled to indemnification for Wendy's Claims pursuant to this clause (i) unless and until the sum of (A) the Damages arising out of such breaches and
(B) the aggregate amount of Estimated Damages resulting from Specified Items which have not been remedied or for which a reserve has not been established prior to Closing exceeds Cdn. $3,250,000 in the aggregate (the "Deductible"); and provided further that thereafter, subject to Section 7.3, the Wendy's Group shall be entitled to indemnification in respect of all Damages arising out of such breaches in excess of the Deductible); (ii) any failure or alleged failure by Seller or the Company to perform any of its covenants, obligations or agreements contained in this Agreement, any Transaction Agreement or any certificate or document furnished by or on behalf of Seller or the Company or any Company Subsidiary pursuant to this Agreement or any of the Transaction Agreements; and (iii) the disposition of the interests of the Company or the Company Subsidiaries in the assets described in Schedule 4.9(a).

          (b) Subject to the terms and conditions of this Article 7, Wendy's and Newco hereby jointly and severally agree to indemnify, defend and hold harmless Seller from and against any and all Damages asserted against, resulting from, imposed on or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the following (collectively, "Seller Claims"): (i) any breach by Wendy's or Newco of any of the representations or warranties made by Wendy's or Newco in this Agreement, in any Transaction Agreement or in any certificate or other document furnished by or on behalf of Wendy's or Newco pursuant to this Agreement or any of the Transaction Agreements (provided, however, that Seller shall not be entitled to indemnification for Seller Claims pursuant to this clause (i) unless and until the Damages arising out of such breaches exceed U.S. $3,000,000; and provided further that thereafter, subject to Section 7.4, Seller shall be entitled to indemnification in respect of all Damages arising out of such breaches in excess of U.S. $3,000,000); or (ii) any failure or alleged failure by Wendy's or Newco to perform any of its covenants or agreements contained in this Agreement, any Transaction Agreement or any certificate or document furnished by or on behalf of Wendy's or pursuant to this Agreement or any of the Transaction Agreements.

          (c) Notwithstanding the fact that (i) a representation or warranty may have been made jointly and severally by Seller and the Company or a covenant may constitute a joint and several obligation of Seller and the Company and (ii) under this Section 7.2 the Seller and the Company jointly and severally agree to indemnify Wendy's and Newco with respect to a Wendy's Claim, effective on completion of the Closing the liability of the Company under this Agreement in respect of covenants, representations and warranties made in favour of Wendy's and Newco shall be released and terminated without in any way affecting or diminishing the liability of Seller to Wendy's and Newco hereunder in respect of a Wendy's Claim (including, but not limited to, a breach by either Seller or Company of their respective covenants, representations or warranties made in favour of Wendy's and Newco). To the extent Seller is called upon to indemnify Wendy's


                                       56
or Newco pursuant to this Agreement, Seller shall have no right to claim against the Company for contribution in respect of such indemnification.

     7.3 LIMITATION OF SELLER'S LIABILITY. (a) After the Closing has occurred, the obligations and liabilities of Seller hereunder with respect to indemnification for Wendy's Claims shall be satisfied solely out of the Escrow Fund. Notwithstanding the foregoing, at the time that Wendy's or Newco makes any claim for indemnification pursuant to Section 7.2(a) hereof, Seller shall represent and warrant to Wendy's and Newco that Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). If Seller does not so represent and warrant to Wendy's and Newco, Seller shall provide to Wendy's and Newco a certificate pursuant to Section 116 of the Income Tax Act (Canada) or any successor provision thereto having a certificate limit in an amount which is not less than the fair market value of the property recoverable from the Escrow Fund to satisfy the Wendy's Claim subject to an indemnification hereunder and otherwise conforming in all respects with the provisions of Section 116 of the Income Tax Act (Canada) or any successor thereto. Failing the provision of such certificate, Seller shall be liable to Wendy's and Newco with respect to any Taxes which Wendy's and Newco may be liable to pay pursuant to Section 116 of the Income Tax Act (Canada) or any successor provision thereto in respect of any return to Wendy's and Newco of property from the Escrow Fund and Wendy's and Newco shall be entitled to recover against the Escrow Fund or from Seller's other assets an amount equal to such Taxes.

          (b) For purposes of determining the amount of property recoverable to satisfy a Wendy's Claim subject to indemnification hereunder, the value of (i) an Exchangeable Share shall be equal to the product obtained by multiplying (A) the number of Wendy's Common Shares then exchangeable for an Exchangeable Share by (B) the Average Indemnification Price (as hereinafter defined) and (ii) a Wendy's Common Share shall be equal to the Average Indemnification Price. For purposes hereof, "Average Indemnification Price" means (x) with respect to any recovery hereunder determined by judicial proceeding, the Wendy's Share Value as of the date of the award from such proceeding, (y) in the case of a recovery hereunder determined by written agreement between Wendy's on behalf of a claiming member of the Wendy's Group and Seller, the Wendy's Share Value as of the date of such agreement, and (z) in the case of a recovery hereunder where Seller is deemed to not dispute the Wendy's Claim or the amount of the recovery because Seller has not responded as provided in Section 7.5(b), the Wendy's Share Value as of the date that is 30 days after Seller was given notice of such Wendy's Claim pursuant to Section 7.5(a).

     7.4 LIMITATION OF WENDY'S AND NEWCO'S LIABILITY. The obligations and liabilities of Wendy's and Newco hereunder with respect to indemnification for Seller Claims shall be subject to the following limitation: notwithstanding anything in this Agreement to the contrary, Wendy's and Newco shall not be obligated to pay any amount


                                       57
in excess of U.S. $10,000,000 in the aggregate in satisfaction of all of its obligations pursuant to Section 7.2(b) hereof.

     7.5 PROCESS OF INDEMNIFICATION FOR WENDY'S CLAIMS. (a) A member of the Wendy's Group shall promptly notify Seller in writing of the assertion of any Wendy's Claim by a third party or the discovery of any fact upon which the member of the Wendy's Group intends to base a Wendy's Claim hereunder. Such notice shall set forth (i) the amount of the Wendy's Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Wendy's Claim and (ii) the alleged basis of the Wendy's Claim. Subject to Section 7.1(a) hereof, the delay or failure of such member of the Wendy's Group to provide notice hereunder shall not in any way limit such member's indemnification rights hereunder.

          (b) Following receipt of such notice, Seller shall have 30 days to consider such Wendy's Claim and to make (at his own cost and expense) such investigations with respect to such Wendy's Claim as Seller deems necessary.
For the purpose of such investigation, the claiming member of the Wendy's Group shall make available to Seller, at Seller's request, the information which forms the basis for such Wendy's Claims. If Seller does not dispute the basis and/or amount of any Wendy's Claim within 30 days of receiving written notice thereof, Wendy's shall have the right on behalf of the claiming member or members of the Wendy's Group making such Wendy's Claim promptly to recover indemnity as and to the extent provided herein and in the Escrow Agreement, which shall constitute recovery on behalf of the relevant member or members of the Wendy's Group. If Seller disagrees with the basis of the Wendy's Claim and/or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, Seller shall give notice to Wendy's of such disagreement. After receipt of such notice, Wendy's shall be entitled to take the dispute to a court of competent jurisdiction.

          (c) Wendy's agrees to notify Seller of any claims asserted by third parties that are reasonably likely to give rise to indemnification hereunder ("Third-Party Wendy's Claims"). With respect to any Third-Party Wendy's Claim, Seller shall have the right, at its own cost and expense, to participate in or assume control of the negotiation, settlement or defense of such Third-Party Wendy's Claim, provided that Seller shall reimburse Wendy's for all of Wendy's out-of-pocket expenses as a result of such participation or assumption. If Seller elects to assume such control, Wendy's shall cooperate with Seller, and shall have the right to participate in the negotiation, settlement or defense of such Third-Party Wendy's Claim, at its own cost and expense, and to disagree on reasonable grounds with the selection and retention of counsel. If Seller, having elected to assume such control, thereafter fails to defend any such Third-Party Wendy's Claim within a reasonable time, Wendy's shall be entitled to assume such control. Wendy's agrees that it will not settle any Third-Party Wendy's Claims without


                                       58
the consent of Seller, which consent shall not be unreasonably withheld. Wendy's further agrees that if Seller wishes to enter into a settlement with respect to a Third-Party Wendy's Claim on terms reasonably acceptable to Wendy's, Wendy's will cooperate in such settlement, provided that such settlement includes as an unconditional term thereof the giving by the third party to Wendy's and Newco of a release from all liability in respect of such Third-Party Wendy's Claim; provided further that Seller shall reimburse Wendy's and Newco for their reasonable costs and expenses, including, without limitation, reasonable attorney's fees, in connection with such cooperation.

     7.6 PROCESS OF INDEMNIFICATION FOR SELLER CLAIMS. (a) Seller shall promptly notify Wendy's and Newco in writing of the assertion of any Seller Claim by a third party or the discovery of any fact upon which Seller intends to base a Seller Claim hereunder. Such notice shall set forth (i) the amount of the Seller Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Seller Claim and (ii) the alleged basis of the Seller Claim. Subject to Section 7.1(a) hereof, the delay or failure of Seller to provide notice hereunder shall not in any way limit a Seller's indemnification rights hereunder.

          (b) Following receipt of such notice, Wendy's and Newco shall have 30 days to consider such Seller Claim and to make (at their own cost and expense) such investigations with respect to such Seller Claim as Wendy's and Newco deem necessary. For the purpose of such investigation, Seller shall make available to Wendy's and Newco, at Wendy's or Newco's request, the information which forms the basis for such Seller Claim. If Wendy's and Newco do not dispute the basis and/or amount of any Seller Claim within 30 days of receiving written notice thereof, Seller shall have the right promptly to recover indemnity as and to the extent provided herein from Wendy's and Newco, which shall constitute recovery (subject to the limitations set forth herein) on behalf of Seller. If Wendy's and Newco disagree with the basis of the Seller Claim and/or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, Wendy's and Newco shall give notice to Seller of such disagreement. After receipt of such notice, Seller shall be entitled to take the dispute to a court of competent jurisdiction.

          (c) Seller agrees to notify Wendy's and Newco of any claims asserted by third parties that are reasonably likely to give rise to indemnification hereunder ("Third-Party Seller Claims") of which Seller becomes aware. With respect to any Third-Party Seller Claim, Wendy's and/or Newco shall have the right, at their own cost and expense, to participate in or assume control of the negotiation, settlement or defense of such Third-Party Seller Claim, provided that Wendy's and Newco shall reimburse Seller for his out-of-pocket expenses as a result of such participation or assumption. If Wendy's and/or Newco elect to assume such control, Seller shall cooperate with Wendy's and Newco and shall have the right to participate in the negotiation, settlement or defense of such Third-Party Seller Claim, at his own cost and expense, and to disagree on reasonable grounds


                                       59
with the selection and retention of counsel. If Wendy's and/or Newco, having elected to assume such control, thereafter fail to defend any such Third-Party Seller Claim within a reasonable time, Seller shall be entitled to assume such control. Seller agrees that it will not settle any Third-Party Seller Claims without the consent of Wendy's and Newco, which consent shall not be unreasonably withheld. Seller further agrees that if Wendy's and Newco wish to enter into a settlement with respect to a Third-Party Seller Claim on terms reasonably acceptable to Seller, Seller will cooperate in such settlement, provided that such settlement includes as an unconditional term thereof the giving by the third party to Seller a release of Seller from all liability in respect of such Third-Party Seller Claim; provided further that Wendy's and Newco shall reimburse Seller for his reasonable costs and expenses, including, without limitation, reasonable attorney's fees, in connection with such cooperation.


                                   ARTICLE 8
                                  MISCELLANEOUS

     8.1 DEFINITIONS. Where used in this Agreement, the following terms shall have the following meanings:

               "ACQUISITION PROPOSAL" has the meaning ascribed thereto in
Section 4.2;

               "AFFILIATE," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

               "AFFILIATED ENTITIES" has the meaning ascribed thereto in Section

2.1(a);

               "APPLICABLE LAWS" has the meaning ascribed thereto in
Section 2.8(b);

               "AVERAGE INDEMNIFICATION PRICE" has the meaning ascribed thereto in Section 7.3(b);

               "BUSINESS" means, when used in reference to a person, the assets, properties, business, operations and financial condition of such person;

               "CDN. $" means the currency of Canada;


                                       60

               "CLOSING" has the meaning ascribed thereto in Section 1.5;

               "CLOSING DATE" means the date on which the Closing occurs pursuant to the terms hereof which shall be no earlier than (i) December 29, 1995 and no later than (ii) the later of (A) January 2, 1996 and (B) the date that is seven days following the latest of (x) the date on which the Minister for purposes of the Investment Canada Act shall have been satisfied or deemed to have been satisfied that the acquisition by Newco of the Company Common Shares is likely to be of net benefit to Canada, (y) the satisfaction of the requirements under the Competition Act, or (z) the expiration or earlier termination of the waiting period under the HSR Act, with Wendy's having the right to specify the date within the foregoing range on which the Closing will take place on at least 7 days' notice to the Seller;

               "CODE" means the Internal Revenue Code of the United States;

               "COMPANY COMMON SHARES" means the common shares in the capital of the Company;

               "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Company to Wendy's pursuant to Article 2 of this Agreement;

               "COMPANY FINANCIAL STATEMENTS" means (i) the audited consolidated financial statements of TDL for the fiscal years ended December 31, 1994, 1993, 1992, 1991, and 1990, and (ii) the audited consolidated financial statements of the Company for the fiscal year ended December 31, 1994 and (iii) the unaudited consolidated financial statements for the Company for the nine-month period ended September 30, 1995;

               "COMPANY LEASES" has the meaning ascribed thereto in Section 2.15(b);

               "COMPANY MATERIAL ADVERSE EFFECT" means any event, circumstance or condition which, individually or in the aggregate with all other such events, circumstances or conditions, has a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), prospects, operations or results of operations of the Company and the Company Subsidiaries, and for purposes of Sections 2.10, 2.15 and 2.23 only, the Affiliated Entities, taken as a whole, on the ability to continue to conduct the Business of the Company and the Company Subsidiaries and, for purposes of Sections 2.10, 2.15 and 2.23 only, the Affiliated Entities, taken as a whole, as it is presently being conducted or on Seller's or the Company's ability to consummate the transactions contemplated hereby or by the Transaction Agreements; provided that a Company Material Adverse Effect shall include, without limitation, any events, circumstances or conditions as a consequence of which the Company or any of the Company Subsidiaries or, for purposes of Sections 2.10, 2.15 and 2.23 only, the


                                       61


                                     - 83 -

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Affiliated Entities, has incurred or may incur expenses and/or which would require the Company or any of the Company Subsidiaries or, for purposes of Sections 2.10, 2.15 and 2.23 only, the Affiliated Entities, to establish reserves pursuant to Canadian generally accepted accounting principles in an amount exceeding Cdn. $1,000,000 in the aggregate for all such expenses and/or reserves (the parties acknowledge that such amount shall not be construed as the definition of materiality for purposes of financial statements);

               "COMPANY PLANS" has the meaning ascribed thereto in
Section 2.8(a);

               "COMPANY PROPRIETARY RIGHTS" has the meaning ascribed thereto in
Section 2.17(a);

               "COMPANY REPRESENTATIVES" has the meaning ascribed thereto in
Section 4.4(b);

               "COMPANY SUBSIDIARY" or "COMPANY SUBSIDIARIES" has the meaning ascribed thereto in Section 2.1(a);

               "DAMAGES" means losses, liabilities, damages (actual, punitive or consequential), demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever;

               "DELIVERY DATE" means November 15, 1995.

               "DEDUCTIBLE" has the meaning ascribed thereto in Section 7.2(a);

               "DESIGNATED PERSONS" has the meaning ascribed thereto in
Section 2.9(b);

               "EMPLOYEE INCENTIVE PLAN" means the employees' profit sharing plan adopted by Tim Donut Limited (now TDL) effective December 11, 1989 and includes the trust established in connection therewith by an agreement entered into among TDL, Seller and Archibald Jollymore as trustees dated December 11, 1989;

               "EMPLOYEE LIST" has the meaning ascribed thereto in
Section 2.9(b);

               "EMPLOYMENT AGREEMENT" means an agreement, substantially in the form of Exhibit H hereto.

               "ENVIRONMENTAL CLAIM" means any written claim or notice alleging potential liability or remedy, whether civil, administrative, criminal or quasi-criminal,


                                       62

(including, without limitation, potential liability for investigatory costs, cleanup costs, response costs, costs of repair, construction, alteration and installation, preventive and remediation costs, natural resources damages, property damages, personal injuries, lost profits, business interruption costs, consequential damages, fines, penalties and monetary and non-monetary sanctions) arising out of, based on or resulting from (a) the presence, release, spill, discharge or deposit into the environment, of any Hazardous Materials at any location, whether or not owned or leased by the Company, any of the Company Subsidiaries, any of the Affiliated Entities or any of the Franchisees with respect to the Franchisee Real Property, whether or not caused or occasioned by any act or omission on the part of the Company, any of the Company Subsidiaries, any of the Affiliated Entities or any of the Franchisees with respect to Franchisee Real Property, whether or not occasioned or arising during the period of ownership or lease by the Company, any Company Subsidiary, any of the Affiliated Entities or any Franchisee with respect to Franchisee Real Property, and whether or not originating or emanating from, on or through any real property now or hereinbefore owned or leased by the Company, any Company Subsidiary, any of the Affiliated Entities or any Franchisee with respect to Franchisee Real Property; (b) circumstances forming the basis of any violation or contravention, or alleged violation or contravention of any Environmental Law; or (c) any breach of, or default under, any representation or warranty of Seller contained in Section 2.23 of this Agreement;

               "ENVIRONMENTAL CONSULTANT" has the meaning ascribed thereto in
Section 4.5(a);

               "ENVIRONMENTAL COSTS" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs, business interruption costs, costs of repair, construction, alteration and installation and preventive and remediation costs (which without limitation shall include costs to cause the Company, any Company Subsidiary, any of the Affiliated Entities or any Franchisee with respect to Franchisee Real Property, to come into compliance with Environmental Laws in a manner approved for such real property by all applicable environmental authorities), investigation costs (including without limitation fees of consultants, counsel on a solicitor and his own client basis, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities, or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, incidental, special, exemplary, punitive or consequential damages under any statutory laws, common law or equitable cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury, property damage or loss of profits or revenue or interference with business operations, (b) to natural resources or to the environment, or (c) to Newco or to Wendy's, including, without limitation, loss of profits or revenues, interference with business operations, loss of tenants, lenders, investors or buyers,


                                       63
diminution in value of any property or properties or inability to use any property or properties, civil, administrative, quasi-criminal or criminal fines, penalties and monetary and non-monetary sanctions, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter; in each case, which Wendy's would be required to accrue or to establish a reserve under U.S. GAAP in its consolidated financial statements, had the transactions contemplated by this Agreement been closed;

               "ENVIRONMENTAL COST ESTIMATE" has the meaning ascribed thereto in
Section 4.5(b);

               "ENVIRONMENTAL LAWS" means, without limitation, (a), with respect to the Company, the Company Subsidiaries and the Affiliated Entities which are resident in Canada, all Canadian federal, provincial or local statutes, regulations, ordinances, guidelines, by-laws and rules relating to the protection, conservation, enhancement or rehabilitation of the environment, relating to the disposal of Hazardous Materials, occupational health and safety, product liability and transportation of Hazardous Materials; (b), with respect to the Company Subsidiaries or Affiliated Entities which are resident in the United States, the following U.S. laws: the COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT ("CERCLA"), 42 U.S.C. Sections 9601 ET SEQ., the EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT of 1986, 42 U.S.C. Sections 11001 ET SEQ., the RESOURCE CONSERVATION AND RECOVERY ACT, 42 U.S.C. Sections 6901 ET SEQ., the TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. Sections 2601 ET SEQ., the FEDERAL INSECTICIDE, FUNGICIDE, AND RODENTICIDE ACT, 7 U.S.C. Sections 136 ET SEQ., the CLEAN AIR ACT, 42 U.S.C. Sections 7401 ET SEQ., the CLEAN WATER ACT (FEDERAL WATER POLLUTION CONTROL ACT), 33 U.S.C. Sections 1251 ET SEQ., THE SAFE DRINKING WATER ACT, 42 U.S.C. Sections 300f ET SEQ., the OCCUPATIONAL SAFETY AND HEALTH ACT, 49 U.S.C. Sections 641 ET SEQ., and the HAZARDOUS MATERIALS TRANSPORTATION ACT, 49 U.S.C. Sections 1801 ET SEQ., as any of the statutes listed under (a) and (b) above have been or may be amended from time to time; (c) all rules, regulations and guidelines promulgated pursuant to any of the above statutes; and (d) with respect to the Company, any Company Subsidiaries or any Affiliated Entities which are resident in the jurisdiction in which such statute, ordinance, rule or regulation applies, any other foreign or Canadian statute, ordinance, rule or regulation governing Environmental Matters (including Canadian and U.S. federal, state or local laws), as the same have been or may be amended from time to time, including any common law, equitable or statutory cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, directions, orders, guidelines and decrees relating to Environmental Matters;

               "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety of employees, and any matter relating to emissions, discharges, disseminations, spills, deposits, releases or threatened releases, of Hazardous Materials into the


                                       64
environment, including without limitation, the air (indoor and outdoor), surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials;

               "ENVIRONMENTAL RESERVE" has the meaning ascribed thereto in
Section 4.5(b);

               "ESCROW AGENT" has the meaning ascribed thereto in Section 1.6;

               "ESCROW AGREEMENT" means an agreement substantially in the form of Exhibit B hereto;

               "ESCROW FUND" has the meaning ascribed thereto in Section 1.6;

               "ESTIMATED DAMAGES" has the meaning ascribed thereto in
Section 4.27(a);

               "EXCESS DAMAGES" has the meaning ascribed thereto in Section 4.27(b);

               "EXCHANGE ACT" means the United States Securities Exchange Act of 1934 as amended;

               "EXCHANGEABLE SHARES" means the Exchangeable Non-Voting Shares of Newco having attributes substantially as set out in Exhibit A hereto;

               "FAIR MARKET VALUE" has the meaning ascribed thereto in the Escrow Agreement;

               "FRANCHISE AGREEMENTS" has the meaning ascribed thereto in
Section 2.12(a);

               "FRANCHISEE" means the holder of a license or operating agreement to operate a Tim Hortons Shop and to use in connection therewith the Tim Hortons System and trade-marks owned by the Company or any Company Subsidiary;

               "FRANCHISEE CONTROLLED REAL PROPERTY" has the meaning ascribed thereto in Section 2.12(b);

               "FRANCHISEE LEASES" has the meaning ascribed thereto in Section 2.12(b);


                                       65

               "FRANCHISEE PROPERTY AGREEMENTS" has the meaning ascribed thereto in Section 2.12(c);

               "FRANCHISEE REAL PROPERTY" has the meaning ascribed thereto in
Section 2.12(b);

               "GOVERNMENTAL ENTITY" means any court, agency or other governmental authority or instrumentality, domestic or foreign, including federal, provincial, municipal tax authorities and U.S. federal, state, local and other foreign tax authorities;

               "GST" has the meaning ascribed thereto in Section 2.7(h);

               "GUARANTY" means a Guaranty substantially in the form of Exhibit D hereto;

               "HAZARDOUS MATERIALS" means any wastes, pollutants or contaminants (whether or not toxic, hazardous or extremely hazardous), and toxic or hazardous or extremely hazardous substances, materials, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum, gasoline or associated products (such as fuel and diesel oil) or any by-products or fractions thereof whether or not now or previously in underground storage tanks, any form of natural gas, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability or remedy, whether civil, administrative, criminal or quasi-criminal, under any Environmental Laws;

               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

               "KNOWLEDGE OF SELLER OR THE COMPANY" means the actual knowledge Seller or the management of the Company and the Company Subsidiaries after due inquiry and "ACTUAL KNOWLEDGE OF SELLER OR THE COMPANY" means the actual knowledge of Seller, Paul House, Don Schroeder, Cyril Garland, Alf Lane, Henry Svazas and, with respect to Environmental Matters only, Garry Frazier.

               "LEASE ASSUMPTION AGREEMENT" has the meaning ascribed thereto in
Section 2.12(b);


                                       66

               "LIENS" means any pledge, lien, security interest, charge, claim, hypothec, mortgage, assignment, seizure, attachment, garnishment or other similar encumbrance or, to the extent it interferes unreasonably with the use or alienability of property, any covenant, grant, right of way, easement, leasehold interest, license, restriction, title defect or objection or commitment or obligation of any kind (whether absolute, accrued, contingent or otherwise) provided that Liens shall not include statutory Liens or deemed trusts which arise out of an obligation to remit taxes or other amounts which are not yet due or payable;

               "MATERIAL CONTRACTS" has the meaning ascribed thereto in Section 2.13;

               "NON-STANDARD AGREEMENTS" has the meaning ascribed thereto in
Section 2.12(a);

               "OBLIGATION" means any of the terms, conditions or provisions of any indenture, mortgage, note, Lien, license, government registration, contract, lease, agreement or other instrument or obligation, including, but not limited to, Material Contracts, to which a person or any of its subsidiaries (or in the case of the Company, the Company Subsidiaries) is a party or whereby any of their respective assets may be bound;

               "ONTARIO SECURITIES ACT" means the Securities Act (Ontario);

               "OPTION TO LEASE" has the meaning ascribed thereto in Section 2.12(b);

               "ORDER" means any order, writ, judgment, injunction, decree, law, statute, ordinance, rule or regulation applicable to a person or any of its subsidiaries (or in the case of the Company, the Company Subsidiaries or the Affiliated Entities) or any of their respective assets, as the case may be;

               "PERMIT" means, with respect to the Company, any of the Company's Subsidiaries or any of the Affiliated Entities or Wendy's or any of its Subsidiaries, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities;

               "PERSON" means, an individual, corporation, partnership, trust, any other entity and a group (which term includes a "group" as defined in Section 13(d)(3) of the Exchange Act);

               "REGISTRATION RIGHTS AGREEMENT" means an Agreement, substantially in the form of Exhibit I hereto;


                                       67

               "REQUIRED CONSENTS" has the meaning ascribed thereto in
Section 4.6(b);

               "REQUIRED DOCUMENTS" has the meaning ascribed thereto in
Section 5.2(a);

               "RETURN" or "RETURNS" means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied in connection with Taxes;

               "SEC" means the United States Securities and Exchange Commission;

               "SELLER CLAIM" has the meaning ascribed thereto in Section
7.2(b);

               "SELLER'S REPRESENTATIVES" has the meaning ascribed thereto in
Section 4.4(c);

               "SHARE CONSIDERATION" has the meaning ascribed thereto in
Section 1.1(b);

               "SHARE EXCHANGE AGREEMENT" means an agreement substantially in the form of Exhibit G hereto;

               "SPECIFIED ITEMS" has the meaning ascribed thereto in Section 4.27(a);

               "STANDARD AGREEMENTS" has the meaning ascribed thereto in Section 2.12(a);

               "SUBSCRIPTION AGREEMENT" means the agreement substantially in the form of Exhibit E hereto;

               "SUBSIDIARY" means, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a majority of the voting interest in such partnership) or at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its subsidiaries, or by such person and one or more of its subsidiaries;


                                       68

               "SUPPORT AGREEMENT" means the agreement substantially in the form of Exhibit F hereto;

               "SURVIVAL PERIOD" has the meaning ascribed thereto in Section
7.1;

               "TARGETED REAL PROPERTIES" means real properties (I) owned by the Company, any Company Subsidiary or any Affiliated Entity or (II) leased by the Company, any Company Subsidiary or any Affiliated Entity which (A) are leased to oil companies that supply gasoline or (B) based on the actual knowledge of Seller or the Company have problems involving Hazardous Materials or previously had a problem where there is no verification of remediation;

               "TAX" or "TAXES" means all taxes, duties, charges, fees, levies, imposts, governmental charges and other assessments, including, without limitation, all income, profits, gross receipts, net worth, franchise, sales, use, goods and services, ad valorem, value added, capital, business, capital gains, alternative or minimum, net worth, transfer, gains, withholding, payroll, employment, social security, workers compensation, occupancy, premium, windfall profits, employer health, excise, asset, license, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges including Canadian pension plan and provincial pension plan contributions, unemployment insurance or workers compensation premiums, together with any installments with respect thereto imposed by or payable to any Governmental Entity, and whether disputed or not, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax including penalties for the failure to file any Return.

               "TDL" means The TDL Group Ltd., a corporation amalgamated under the laws of the Province of Ontario;

               "THIRD-PARTY SELLER CLAIMS" has the meaning ascribed thereto in
Section 7.6(c);

               "THIRD-PARTY WENDY'S CLAIMS" has the meaning ascribed thereto in
Section 7.5(c);

               "TIM HORTONS SHOP" means a retail facility selling donuts, muffins, tarts, cakes, pies, cookies, coffee, and other related products to be operated pursuant to the Tim Hortons System using the trademarks owned by a Company Subsidiary including, but not limited to, the trademark and/or trade names "Tim Hortons" and "Timbits";

               "TIM HORTONS SYSTEM'" means the TDL system for development, opening, and operating of retail outlets involving the production, merchandising, and sale


                                       69
of donuts, muffins, tarts, cakes, pies, cookies, coffee, and other related products, utilizing a specially designed exterior and interior appearance with specified equipment, equipment layouts, interior and exterior accessories, identification schemes, products, management programs, standards, specifications, and procedures and proprietary trade-marks and trade names, as improved, further developed or otherwise modified from time to time.

               "TITLE COSTS" means the cost of arranging for and obtaining title reports or opinions from lawyers on all such real property owned or leased, directly or indirectly, by the Company as is designated by Wendy's including the cost of obtaining a title insurance policy including all endorsements as Wendy's reasonably decides are necessary to ensure that either the Company or a Company Subsidiary has good and sufficient freehold or leasehold title, as applicable, for purposes of operating a Tim Hortons Shop.

               "TRANSACTION AGREEMENTS" means the Escrow Agreement, the Trust Agreement, the Guaranty, the Subscription Agreement, the Support Agreement, the Share Exchange Agreement, the Employment Agreement and the Registration Rights Agreement substantially in the form of Exhibits B to I hereto;

               "TRUST AGREEMENT" means an agreement substantially in the form of Exhibit C hereto;

               "TRUSTEE" means the Trustee under the Trust Agreement.

               "U.S. DOLLARS," or the symbol "U.S. $," means the currency of the United States of America;

               "U.S. GAAP" means generally accepted accounting principles in the United States as defined by the American Institute of Certified Public Accountants;

               "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended;

               "VOTING DEBT" means any bonds, debentures, notes or other indebtedness having general voting rights;

               "WAIVER" has the meaning ascribed thereto in Section 2.12(d);

               "WENDY'S CLAIMS" has the meaning ascribed thereto in
Section 7.2(a);

               "WENDY'S COMMON SHARES" means shares of Wendy's common stock, without par value;


                                       70

               "WENDY'S DISCLOSURE SCHEDULE" means the disclosure schedule previously delivered by Wendy's to the Company;

               "WENDY'S GROUP" has the meaning ascribed thereto in
Section 7.2(a);

               "WENDY'S MATERIAL ADVERSE EFFECT" means a material adverse effect on Wendy's ability to consummate the transactions contemplated hereby or by the Transaction Agreements;

               "WENDY'S REPORTS" has the meaning ascribed thereto in Section
3.5;

               "WENDY'S REPRESENTATIVES" has the meaning ascribed thereto in
Section 4.4(b);

               "WENDY'S SHARE VALUE" means, in respect of each Wendy's Common Share and Exchangeable Share, on any date as of which the Wendy's Share Value is to be determined, the average (translated into Canadian dollars at the exchange rate on the last business day preceding such date, as published in the Wall Street Journal (Midwest Edition) or, if not published therein, in any other authoritative source determined by the Board of Directors of Wendy's) of the closing prices of a Wendy's Common Share on the New York Stock Exchange (as published in the Wall Street Journal (Midwest Edition) on such date or, if not published therein, in any other authoritative source determined by the Board of Directors of Wendy's) on the twenty trading days immediately preceding such date, or, if the Wendy's Common Shares are not then listed on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the Wendy's Common Shares are then listed or quoted, as the case may be, and, if the Wendy's Common Shares are listed or quoted on more than one such exchange or automated quotation system, on such exchange or automated quotation system as may be selected by the Board of Directors of Wendy's for the purpose of establishing such average price.

     8.2 SHAREHOLDER RIGHTS AGREEMENT. It is understood that, immediately after the Closing, the Rights Agreement, dated as of August 10, 1988, between Wendy's International, Inc. and Morgan Shareholder Services Trust Company, a copy of which has previously been provided to Seller, shall be amended so as to replace the phrase "20%" in Section 1(a) thereof in every place where it appears with "15%."

     8.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the agreements contemplated hereby, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.


                                       71

     8.4 EXPENSES. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that, at Closing, Wendy's shall reimburse Seller for the amount of filing fee for Seller's H-S-R filing in connection with the transaction contemplated hereby.

     8.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties hereto.

     8.6 EXTENSION; WAIVER. At any time prior to the Closing, a party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or
(iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     8.8 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, sent by facsimile or via a reputable international overnight courier service, to the respective parties as follows:

          If to Seller or the Company:

          PRIOR TO CLOSING:

          c/o The TDL Group Ltd.
          874 Sinclair Road
          Oakville, Ontario  L6K 2Y1
          Attention:  Ronald V. Joyce
          Facsimile No:  (905) 339-0410


                                       72

          AFTER CLOSING:

          10 Blue Ridge Mountain Estates
          Calgary, Alberta T2M 4N4
          Facsimile No.: (403) 547-5953

          with a copy to:

          Tory Tory DesLaurier & Binnington
          Suite 3000
          Aetna Tower
          P.O. Box 270
          Toronto-Dominion Centre
          Toronto, Ontario M5K 1N2
          Attention:  Gordon Coleman, Esq., Q.C.
          Facsimile No.:  (416) 865-7380

          If to Wendy's or Newco:

          Wendy's International, Inc.
          P.O. Box 256
          4288 West Dublin-Granville Road
          Dublin, Ohio  43017
          Attention:  Lawrence E. Schauf, Esq.
          Facsimile No.:  (614) 764-3243

          with a copy to:

          Lang Michener
          BCE Place, Suite 2500
          P.O. Box 747
          181 Bay Street
          Toronto, Ontario  M5J 2T7
          Attention:  Robert E. Glass, Esq.
          Facsimile No.:  (416) 365-1719

          and

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004
          Attention:  Lois Herzeca, Esq.
          Facsimile No.:  (212) 859-4000


                                       73
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.10 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


     8.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.13 SPECIFIC PERFORMANCE. The parties hereto agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damages would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     8.14 TIME OF THE ESSENCE.  Time is of the essence of this Agreement.


                                       74

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.


                                        WENDY'S INTERNATIONAL, INC.

                                        By: /s/ GORDON F. TETER
                                           ------------------------
                                           Name:  Gordon F. Teter
                                           Title:  President, Chief Executive
                                                   Officer and Chief Operating
                                                   Officer

                                        1149658 ONTARIO INC.

                                        By: /s/ GORDON F. TETER
                                           -----------------------
                                           Name:  Gordon F. Teter
                                           Title:  Chairman of the Board and
                                                   President

                                        RONALD V. JOYCE

 /s/ DONALD B. SCHROEDER                /s/ RONALD V. JOYCE
 ---------------------------            ----------------------
 Witness to signature of
 Ronald V. Joyce

                                        632687 ALBERTA LTD.

                                        By: /s/ RONALD V. JOYCE
                                           ------------------------
                                        Name:  Ronald V. Joyce
                                        Title:  President and Chief
                                                Executive Officer


                                       75

                                                                 Schedule 4.4(a)

1.   Bouffe J&B Inc., Bruce Brown, Johanne Gagnon v. Tim Donut Limited
2.   Constantin Papadakis and Claudette Papadakis v. Tim Donut Limited
3.   Les Entreprises Robert Laporte Inc. and Robert Laporte v. Tim Donut Limited

                                                                 Schedule 4.9(a)


                    ASSETS TO BE DISPOSED OF PRIOR TO CLOSING


1. House located in Campbellville, Ontario bearing municipal address of R.R. #1, Campbellville, Ontario L0P 1B0 and described as Part of northeast 1/2 of Lot 12, Concession 3, now designated as Part 1, Plan 20R-1344, in the Town of Milton, in the Regional Municipality of Halton.

2.   Citation Aircraft (GCTDO) #S550-0080.

3.   Caravan Aircraft (CGBIT) #S208-0135.

4.   KOMATSU EXCAVATOR #BC220LC-SL-A70767.

                                                                 Schedule 4.9(b)

                               OPTIONED PROPERTIES


1. Property located in Beamsville, Ontario described as Part Lot 17, Concession 1, former Township of Clinton, County of Lincoln, now Town of Lincoln, Regional Municipality of Niagara, designated as Parts 1, 2, 3 and 4 on Ministry of Transportation and Communications Plan of Survey P-2115-178 being Reference Plan deposited as Plan 30R-2472. THAT portion of the above lands designated as Parts 2 and 3 on said Plan 30R-2472 and which formed part of King's Highway and has been closed by Order-in-Council OC-3745/78 dated December 27, 1978 and registered as Instrument No. 392980.

2. Mainway developments property described as Part of Lot 10, Concession 2, SDS, designated as Part 2 Plan 20R-8362, City of Burlington, Regional Municipality of Halton.

                                                                   Schedule 4.26

                           EMPLOYER HEALTH TAX CLAIMS


1. Notice of Objection of TDL relating to the 1993 calendar year objecting to the inclusion of Employer Profit Sharing Plan contributions in 1993 Ontario remuneration and the consequent imposition of employer health tax under the EMPLOYER HEALTH TAX ACT (Ontario) (the "Act") with respect to such inclusion. This Notice of Objection is held in abeyance of the outcome of the appeal filed with the Ontario Court (General Division), Court File
     No. 9100/93.

2. Appeal to Ontario Court (General Division), with respect to TDL's liability for employer health tax under the Act for the 1992 calendar year.

3. Appeal to Ontario Court (General Division), with respect to TDL's liability for employer health tax under the Act for the 1991 calendar year.

Note that TDL filed an amended notice of appeal, in respect of its liability for employer health tax imposed under the Act for each of the 1990, 1991 and 1992 calendar years. (Court File No. 9100/93).

The amounts claimed are as follows:

     1990:  Cdn.    $210,600
     1991:           329,941
     1992:           392,104
     1993:           409,318
                  ----------
     Total: Cdn.  $1,341,963 (plus interest recovery thereon)
                  ----------
                  ----------

          Share Purchase Agreement dated as of October 31, 1995 by and among Wendy's International, Inc. ("Wendy's") 1199658 Ontario Inc. ("Newco"), 632687 Alberta Ltd. (the "Company") and Ronald V. Joyce ("Seller")

--------------------------------------------------------------------------------

                         Schedules and Exhibits Omitted
               In Accordance with Item 601(b)(2) of Regulation S-K
               ---------------------------------------------------

Exhibit A      Terms of Exchangeable Shares.

Exhibit B      Escrow Agreement.

Exhibit C      Trust Agreement.

Exhibit D      Guaranty.

Exhibit E      Subscription Agreement.

Exhibit F      Support Agreement.

Exhibit G      Share Exchange Agreement.

Exhibit H      Employment Agreement.

Exhibit I      Registration Rights Agreement.

Exhibit J      Opinion Matters of Counsel to Seller and the Company.

Exhibit K      Opinion Matters of Canadian Counsel to Wendy's and Newco.

Exhibit L      Opinion Matters of United States Counsel to Wendy's and Newco.

          Wendy's will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, provided, however, that Wendy's may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended for any schedule or exhibit so furnished.